[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

by and between

ZT GROUP INT’L, INC.

as Borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

WELLS FARGO CAPITAL FINANCE, LLC

as Administrative Agent and Collateral Agent, and

WELLS FARGO CAPITAL FINANCE, LLC

and

BANK OF AMERICA, N.A.,

as Joint Lead Arrangers and Bookrunners

Dated as of March 31, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Compliance Certificate
Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Participations
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Authorized Capital Stock
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7	Litigation
Schedule 4.12	Environmental Matters
Schedule 4.13	[Reserved]
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.28	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.6	Insurance Summary
Schedule 6.6	Nature of Business
Schedule 6.7	Tier 1 and Tier 2 Jurisdictions

-v-

CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT is effective as of March 31, 2021 (the “Effective Date”) by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company (“WFCF” and in its capacity as administrative agent and collateral agent for the Lenders, together with its successors and assigns, “Agent”), and as a Joint Lead Arranger and a Bookrunner, BANK OF AMERICA, N.A., as a Joint Lead Arranger and a Bookrunner, ZT GROUP INT’L, INC. (“ZT Group”), a New Jersey corporation (“Borrower”) (as may be amended, restated or modified from time to time, this “Agreement”).

This Agreement amends and restates that certain Second Amended and Restated Credit Agreement, dated as of July 11, 2013, as amended, by and between WFCF and Borrower, which amended and restated that certain Amended and Restated Credit Agreement, dated as of March 25, 2013, as amended, by and between WFCF and Borrower, which amended and restated that certain Credit Agreement, dated as of November 19, 2010, as amended, by and between WFCF and Borrower (as amended, the “Original Credit Agreement”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions.

Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Administrative Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon by Borrower and Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto.

1.3. Code.

Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction.

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Unless otherwise specified, all references to amounts denominated in Dollars mean the Dollar Equivalents of such amounts.

1.5. Schedules and Exhibits.

All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1. Committed Revolver Advances and Discretionary Nature of Channel Finance Obligations.

This Agreement contains the terms and conditions upon which the Lenders presently expect that Advances will be made to Borrower in the future. The Revolver Advances shall be committed during the period commencing upon Effective Date and continuing until the Termination Date. Each Advance under the Channel Finance Facility shall be in Agent’s sole discretion, and no Lender needs to show that an adverse change has occurred in the business operations or financial condition of Borrower, or show that any conditions of this Agreement have not been met, in order to refuse to make an Advance under the Channel Finance Facility.

2.2. Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and throughout the duration of this Agreement, each Lender with a Revolver Participation agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolver Advances”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Participation less such Lender’s Pro Rata Share of the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of the Swing Loans outstanding at such time, plus (3) the principal amount of the Channel Finance Obligations outstanding at such time, or

(ii) such Lender’s Pro Rata Share of an amount equal to the least of:

(A) the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, plus (3) the principal amount of Channel Finance Obligations outstanding at such time, or

(B) the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, plus (3) the principal amount of Channel Finance Obligations outstanding at such time.

(b) Amounts borrowed pursuant to this Section 2.2 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolver Advances, together with interest accrued thereon, shall be due and payable on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Regardless of any payment terms pertaining to any Loans or anything contained in this Agreement to the contrary, if at the time of any determination, the sum of (A) the Revolver Advances, plus (B) the outstanding principal amount of the Swing Loans, plus (C) the outstanding principal amount of Channel Finance Obligations, plus (D) the Letter of Credit Usage exceeds the Borrowing Base, Borrower will promptly pay to the Agent the sum of such excess.

(d) Anything to the contrary in this Section 2.2 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, and (ii) reserves with respect to (A) sums that Loan Parties are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, (B) asserted and potential warranty claims, which will only be reserved against the Borrowing Base, (C) fluctuations in currency exchange rates (to the extent not adequately protected by hedging arrangements), which will only be reserved against the Borrowing Base, and (D) amounts owing by Loan Parties to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral; provided, that Agent shall notify Borrowers at least 5 Business Days prior to the date on which any such reserve is to be established or increased; provided further, that (A) the Borrowers may not obtain any new Revolver Advances (including Swing Loans) or Letters of Credit to the extent that such Revolver Advance (including Swing Loans) or Letter of Credit would cause an Overadvance after giving effect to the establishment or increase of such reserve as set forth in such notice; (B) no such prior notice shall be required for changes to any reserves resulting solely by virtue of mathematical calculations of the amount of the reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized; and (C) no such prior notice shall be required during the continuance of any Event of Default.

2.3. Channel Finance Obligations.

(a) In the event Agent has issued an Approval, subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Participation agrees (severally, not jointly or jointly and severally) to fund Channel Finance Obligations for the account of Borrower, the proceeds of which Channel Finance Obligations will be used to pay the gross amount of the applicable Invoice (or to repay Agent if it has already paid such Invoice). The Channel Finance Obligations outstanding at any time shall not exceed the lesser of:

(i) such Lender’s Channel Finance Participation less such Lender’s Pro Rata Share of the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of the Swing Loans outstanding at such time, plus (3) the principal amount of the Revolver Advances outstanding at such time, or

(ii) such Lender’s Pro Rata Share of an amount equal to the least of:

(A) the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, plus (3) the principal amount of Revolver Advances outstanding at such time, and

(B) the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, plus (3) the principal amount of Revolver Advances outstanding at such time, and

(C) the Maximum Channel Finance Obligation Amount.

(b) Each Channel Finance Obligation shall be repaid by Borrower on its Payment Due Date, but such repayment shall not reduce the Revolver Participation or Maximum Channel Finance Obligation Amount. In the event Borrower fails to repay any Channel Finance Obligation on its Payment Due Date, such Channel Finance Obligation shall automatically be converted to a Revolver Advance without further action by Agent, Borrower or any Lender. In the event Borrower does not repay a Channel Finance Obligation on its Payment Due Date or such Channel Finance Obligation is not able to be converted to a Revolver Advance under applicable law, such Channel Finance Obligation outstanding on and after such Payment Due Date shall be referred to as the “Post-Default Channel Finance Obligation”. Borrower’s obligation to repay each Channel Finance Obligation on its applicable Payment Due Date shall be absolute and unconditional and Borrower shall not assert against Lender Group any claim or defense it may have against a Vendor.

2.4. Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolver Advances. Each Borrowing for a Revolver Advance shall be made by a written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.4(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date for such Revolver Advance specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for a Revolver Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Revolver Advance does not exceed ten percent (10%) of the Maximum Revolver Amount, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation but in no event greater than ten percent (10%) of the Maximum Revolver Amount, Swing Lender shall make a Revolver Advance in the amount of such requested Borrowing (any such Revolver Advance made solely by Swing Lender pursuant to this Section 2.4(b) being referred to as a “Swing Loan” and such Revolver Advances being referred to as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each Swing Loan shall be deemed to be a Revolver Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolver Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.4(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing (unless such condition has been waived in accordance with the terms of this Agreement), or (ii) the requested Borrowing would exceed the Revolver Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolver Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Revolver Advances.

(c) Making of Revolver Advances.

(i) Agent may make Revolver Advances available to Borrower on the applicable Funding Date by transferring immediately available funds to the Designated Account; provided, however, that, subject to the provisions of Section 2.4(d)(ii), Agent shall not request any Lender to make or to reimburse to the Agent, as the case may be, and no Lender shall have the obligation to make or to reimburse to the Agent, as the case may be, any Revolver Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Revolver Availability on such Funding Date. Upon each Settlement Date, Agent shall notify each Lender of all requested Borrowings since the prior Settlement Date. On such Settlement Date, each Lender shall make the amount of such Lender’s Pro Rata Share of the aggregate requested Borrowings available to Agent in immediately available funds, to Agent’s Account as specified in Section 2.4(f)(i).

(ii) Unless Agent receives notice from a Lender, that such Lender will not make available as and when required to make a Revolver Advance hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Settlement Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on each Funding Date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Settlement Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period, if charged by Agent, in its sole discretion. A notice submitted by Agent to any Lender with respect to amounts owing under Section 2.4(f)(i) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Revolver Advance on the Settlement Date for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Settlement Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time. The failure of any Lender to make any Revolver Advance on any Settlement Date shall not relieve any other Lender of any obligation hereunder to make a Revolver Advance on such Settlement Date, but no Lender shall be responsible for the failure of any other Lender to make the Revolver Advance to be made by such other Lender on any Settlement Date.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Revolver Advances to, or for the benefit of, Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Revolver Advances described in this Section 2.4(d)(i) shall be referred to as “Protective Advances”). When made, protective Advances plus Overadvances shall not exceed the lesser of (i) Maximum Revolver Amount minus Facility Usage (other than Protective Advances and Overadvances) or (ii) ten percent (10%) of the Borrowing Base, unless Required Lenders otherwise consent to a greater amount.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolver Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Revolver Advances, the outstanding Facility Usage does not exceed the Borrowing Base by more than ten percent (10%) (unless Required Lenders otherwise consent to a greater amount), and (B) after giving effect to such Revolver Advances, the outstanding Facility Usage does not exceed the Maximum Revolver Amount permitted hereunder (unless Required Lenders otherwise consent). In the event Agent obtains actual knowledge that an Overadvance exists, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Participations thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to eliminate, within a reasonable time, the outstanding principal amount of the Overadvances. In such circumstances, if any Lender with a Revolver Participation objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (x) if any Overadvance remains outstanding for more than 90 days, unless otherwise agreed to by the Required Lenders, Borrower shall immediately repay Advances in an amount sufficient to eliminate all

Overadvances, and (y) after the date all Overadvances have been eliminated, there must be at least five consecutive days without any Overadvance before intentional Overadvances are made, unless otherwise agreed to by Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.6. Each Lender with a Revolver Participation shall be obligated to settle with Agent as provided in Section 2.4(f) (or Section 2.4(h), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.4(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be a Revolver Advance hereunder and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolver Advances. The provisions of this Section 2.4(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way.

(e) Procedure for Borrowing and Funding Channel Finance Obligations.

(i) Each Borrowing to fund a Channel Finance Obligation shall be made by a request (which may be electronic) to Agent from an Approved Vendor arising from an order for Channel Financed Inventory made to such Approved Vendor by Borrower. Such request from an Approved Vendor (with respect to Borrower) to Agent to finance Channel Financed Inventory will be deemed to be a request from Borrower for a Channel Finance Obligation. Notwithstanding anything contained herein to the contrary, Agent may, in its sole discretion, either issue an Approval or not; provided, that if any of the conditions precedent set forth in Section 3.2 are not then satisfied, Agent shall not issue an Approval. If Agent does not issue an Approval, no such Channel Finance Obligation shall arise. If Agent issues an Approval and such Approval becomes a Channel Finance Obligation, the amount of such Channel Finance Obligation deemed to have been requested with respect to such Channel Finance Obligation shall be the gross amount of the Invoice for the applicable Channel Financed Inventory. Borrower acknowledges and agrees that upon issuance of an Approval by Agent that becomes a Channel Finance Obligation, Borrower shall have an unconditional obligation to pay Agent the gross amount of the applicable Invoice on the applicable Payment Due Date, notwithstanding whether any Channel Finance Obligations are made with respect thereto. Such obligation of Borrower to Agent with respect to each Channel Finance Obligation constitutes an Obligation secured by the Collateral which shall bear interest on and after the applicable Payment Due Date at the rate applicable to Revolver Advances. Agent shall establish the Funding Date for each Channel Finance Obligation which Funding Date shall be no more than 5 Business Days after the applicable Channel Finance Invoice Payment Date. The amount of the Channel Finance Obligation shall be the gross amount of the applicable Invoice. Upon each Settlement Date, each Lender with a Revolver Participation shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing for such Channel Finance Obligation available to Agent in immediately available funds, to Agent’s Account as specified in Section 2.4(f)(i), notwithstanding whether (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Channel Finance Funding Date for the applicable Borrowing, (2) an Overadvance exists or would be caused thereby, (3) the occurrence or continuation of an Event of Default or Default, (4) the termination of the Revolver Participations or the Channel Finance Facility after the date the applicable Approval for such Channel Finance Obligation has been issued, and (5) Agent has funded a Channel Finance Obligation even if the Agent has not received an Invoice with respect to such Channel Finance Obligation by an Approved Vendor. Agent shall have no obligation to segregate or retain the proceeds of such Channel Finance Obligations in the Agent’s Account and Borrower shall not be entitled to any interest in respect thereof.

(ii) Notwithstanding Section 2.4(e)(i), in the event a Lender with a Revolver Participation is unable to make its Pro Rata Share of a Channel Finance Obligation as provided in Section 2.4(e)(i) as a result of an Insolvency Proceeding commenced with respect to Borrower, without any further action on the part of the Lenders with a Revolver Participation or Agent, Agent shall be deemed to have granted to each Lender with a Revolver Participation, and each Lender with a Revolver Participation shall be deemed to have purchased, a participation in each Channel Finance Obligation, in an amount equal to its Pro Rata Share of such Channel Finance Obligation, and on the applicable Channel Finance Invoice Payment Date each such Lender with a Revolver Participation agrees to pay to Agent, for the account of Agent, such Lender’s Pro Rata Share of such Channel Finance Obligation. Each Lender with a Revolver Participation acknowledges and agrees that its obligation to deliver to Agent, an amount equal to its respective Pro Rata Share of each participation in each Channel Finance Obligation shall be absolute and unconditional and such remittance shall be made notwithstanding (a) the occurrence or continuation of an Event of Default or Default, (b) the failure to satisfy any condition set forth in Section 3, (c) that an Overadvance exists or would be caused thereby, (d) that any Approval issued by Agent is on a date that is prior to the date of the funding of the applicable Channel Finance Obligation, (e) the termination of the Revolver Participations or the Channel Finance Facility after the date the applicable Approval for such Channel Finance Obligation has been issued, and (f) whether or not the Agent has funded a Channel Finance Obligation and even if the Agent has not received an Invoice with respect to such Channel Finance Obligation by an Approved Vendor. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a participation in an Channel Finance Obligation as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate, if charged by Agent in its sole discretion, until paid in full.

(iii) All proceeds of Channel Finance Obligations will be remitted directly to Agent and not to the Designated Account and such proceeds shall be used to pay the applicable Approved Vendor (or repay Agent for any amount previously paid by Agent to such applicable Approved Vendor).

(iv) Agent may assume that each Lender has made or will make such Lender’s Pro Rata Share of the Borrowing available to Agent in immediately available funds on the Settlement Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Approved Vendors on or prior to such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to the applicable Approved Vendor any such amount, that Lender shall on the Business Day following such Settlement Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period, if charged by Agent in its sole discretion. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.4(e)(iv) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Channel Finance Obligation on the Settlement Date for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Settlement Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day after the applicable Payment Due Date elapsed since the date of such Borrowing. The failure of any Lender to make any Channel Finance Obligation on any Settlement Date shall not relieve any other Lender of any obligation hereunder to make a Channel Finance Obligation on such Settlement Date, but no Lender shall be responsible for the failure of any other Lender to make the Channel Finance Obligation to be made by such other Lender on any Settlement Date.

(v) Without limiting Agent’s discretion as to whether to issue an Approval for any Channel Finance Obligation, upon termination of a Vendor Agreement, or upon a material adverse change with respect to a Vendor Agreement, Agent, may, in its sole discretion, cease to issue Approvals with respect to such Approved Vendor (each, a “Vendor Termination”). If a Vendor Agreement is terminated by an Approved Vendor, Agent agrees to provide written notice to Borrower and the Lenders of such termination within one Business Day of Agent’s receipt of such termination notice (each, a “Pre-Termination Notice”) from the Approved Vendor, and Borrower agrees that such notice so delivered is reasonable and sufficient.

(vi) If a Vendor Termination occurs due to the termination of a Vendor Agreement by Agent, Agent shall provide notice to Borrower by the time period set forth in the applicable Vendor Agreement and Borrower agrees that such notice is reasonable and sufficient and shall not be required if an Event of Default exists. During either notice period described in clause (v) above or this clause (vi), Agent may continue to issue Approvals subject to the terms of the Agreement, to the extent such Approvals are issued on or before the expiration of such notice period and in either case, repayment shall be in accordance with the applicable Transaction Statement.

(vii) Approvals may be cancelled by Agent in its sole discretion.

(viii) Borrower acknowledges and agrees that, except for volume discounts that may be provided to Borrower by a Vendor, all discounts and subsidies from a Vendor in respect of Channel Finance Inventory shall be for the sole account of Agent.

(ix) Agent has entered into Vendor Agreements with Vendors. Neither Agent nor any Lender makes any representation or warranty regarding the Vendor Agreements, including regarding the enforceability thereof, whether any particular item of Inventory purchased by Borrower is subject to repurchase rights, or any repurchase rights that may be set forth therein. Each Lender and Borrower acknowledges and agrees that Agent may take or refrain from taking any actions under or in connection with the Vendor Agreements in its Permitted Discretion. No Vendor is a third party beneficiary of this Agreement or the other Loan Documents.

(f) Settlement. It is agreed that each Lender’s funded portion of the Revolver Advances and Channel Finance Obligations is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolver Advances and Channel Finance Obligations. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolver Advances, Channel Finance Obligations, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on each Thursday of each week, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, (3) with respect to all Borrowings initially, from the Effective Date to the first Settlement Date and thereafter, since the prior Settlement Date and (4) with respect to Loan Parties’ Collections or payments received initially, from the Effective Date to the first Settlement Date and thereafter, since the prior Settlement Date, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 10:00 a.m. (California time) on such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolver Advances, Channel Finance Obligations, Swing Loans and Protective Advances for the period since the prior Determination Date and ending on the date two Business Days prior to the Settlement Date (the “Determination Date”). Subject to the terms and conditions contained herein (including Section 2.4(h)): (w) if the amount of the Revolver Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolver Advances (including Swing Loans and Protective Advances) as of the Determination Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Determination Date, its Pro Rata Share of the Revolver Advances (including Swing Loans and Protective Advances), (x) if the amount of the Revolver Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolver Advances (including Swing Loans and Protective Advances) as of the Determination Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Determination Date, its Pro Rata Share of the Revolver Advances (including Swing Loans and Protective Advances), (y) if the amount of the Channel Finance Obligations made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Channel Finance Obligations as of the Determination Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Determination Date, its Pro Rata Share of the Channel Finance Obligations, and (z) if the amount of the Channel Finance Obligations made by a Lender is less than such Lender’s Pro Rata Share of the Channel Finance Obligations as of the Determination Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Determination Date, its Pro Rata Share of the Channel Finance Obligations. Such amounts made available to Agent under clause (x) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolver Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate, if charged by Agent in its sole discretion.

(ii) In determining whether a Lender’s balance of the Revolver Advances, Channel Finance Obligations, Swing Loans and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolver Advances, Channel Finance Obligations, Swing Loans and Protective Advances as of the Determination Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolver Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolver Advances, for application to Swing Lender’s Pro Rata Share of the Revolver Advances. If, as of any Determination Date, Collections or payments of Loan Parties received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolver Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.4(h)), to be applied to the outstanding Revolver Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Determination Date, its Pro Rata Share of the Revolver Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Revolver Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.4(f) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.4(h).

(g) Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Advances, owing to each Lender, including the Swing Loans owing to Swing Lender, Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(h) Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Revolver Participations (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender) and without duplication of any payments previously made to such non-Defaulting Lender pursuant to clause (A) or (B) or otherwise, (D) fourth, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (F) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (O) of Section 2.5(b)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender, and any amounts that are so withheld and re-lent to Borrower shall not accrue interest payable by Borrower. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.11(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Participation shall be deemed to be zero. The provisions of this Section 2.4(h) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.4(h) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.4(h) shall not be construed to increase or otherwise affect the Revolver Participations of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolver Participations of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Revolver Participations of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.4(h) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4(h) shall control and govern.

(i) Independent Obligations. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Participation of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.5. Payments; Prepayments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on the Settlement Date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid, if charged by Agent in its sole discretion.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Participation or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Agent and, subject to Section 2.5(b)(iv), all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, first, to reduce the balance of the Revolver Advances outstanding, and second, if an Event of Default exists to reduce the balance of the Channel Finance Obligations outstanding or if no Event of Default exists, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted by Loan Parties to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H) eighth, to pay the principal of all Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Revolver Advances (other than Protective Advances) and Interest Bearing Channel Finance Obligations until paid in full,

(J) tenth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.5(b)(ii). beginning with tier (A) hereof), (iii) to Agent to cash collateralize Borrower’s obligations with respect to any Approval not then due, such cash collateral to be applied to Borrower’s obligations with respect to any Channel Finance Obligations that become due, (iv) ratably, to the Bank Product Providers up to the Bank Product Reserve Amount in effect prior to the Application Event, based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (v) ratably, to the ZT India Cash Management Service Providers up to the Cash Management Service Reserve Amount in effect prior to the Application Event, based upon amounts then certified by the applicable ZT India Cash Management Service Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such ZT India Cash Management Service Providers on account of ZT India Cash Management Service Obligations,

(K) twelfth, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all remaining amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.5(b)(ii), beginning with tier (A) hereof)),

(L) thirteenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M) fourteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.4(f).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.5(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.5(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.5 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.4(h) and this Section 2.5, then the provisions of Section 2.4(h) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.5 shall control and govern.

(vii) Except as expressly provided otherwise herein, Agent may apply, and reverse and reapply, payments and proceeds of Collateral applied to Channel Finance Obligations in such order and manner as Agent determines in its absolute discretion. Borrower hereby irrevocably waives the right to direct the application of payments and proceeds of Collateral with respect to Channel Finance Obligations.

(c) Reduction of Maximum Revolver Amount. The Revolver Participations shall terminate on the Termination Date. Borrower may reduce the Maximum Revolver Amount to an amount (which may be zero) not less than the sum of (A) the Advances as of such date, plus (B) the Letter of Credit Usage as of such date, plus (C) the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.4(a), plus (D) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.12(a). Each such reduction shall be in an amount which is not less than $1,000,000 (unless such Participations are being reduced to zero and the amount of such Participations in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than 10 days prior written notice to Agent and shall be irrevocable. Once reduced, the Maximum Revolver Amount may not be increased. Each such reduction of the Maximum Revolver Amount shall reduce such Participations of each Lender proportionately in accordance with its Pro Rata Share thereof.

(d) Optional Prepayments. Borrower may prepay the principal of any Advance at any time in whole or in part.

2.6. Overadvances.

If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Section 2.2, Section 2.3 or Section 2.12 is greater than any of the limitations set forth in Section 2.2, Section 2.3 or Section 2.12, as applicable (an “Overadvance”), Borrower shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.5(b). Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Termination Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

2.7. Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Except as provided in Sections 2.7(a)(ii) and 2.7(c), all Advances (including Interest Bearing Channel Finance Obligations and all other Channel Finance Obligations) and all other Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Adjusted Term SOFR Rate plus the Applicable Margin applicable to SOFR Loans, provided, that, in the event that any Obligations hereunder are deemed to be Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate in effect from time to time plus the Applicable Margin applicable to Base Rate Loans The Term SOFR and Base Rate shall fluctuate as provided for herein. For all the Revolver Advances, the Applicable Margin is used for determining that interest rate paid by Borrower to Administrative Agent to be distributed to the Lenders.

(ii) Agent will pay to each Lender interest on such Lender’s Pro Rata Share of the average daily balance of each Advance in respect of Channel Finance Obligations during each month or portion thereof at a per annum interest rate equal to the Adjusted Term SOFR Rate plus the Applicable Margin applicable to SOFR Loans (in the manner as if the Channel Finance Obligation were a SOFR Loan), which interest shall be paid to each Lender by Agent from the date of funding by such Lender of such Lender’s Pro Rata Share of such Advance in respect of such Channel Finance Obligations to the Payment Due Date for such Advance. For avoidance of doubt, all interest accruing on each Advance in respect of the Channel Finance Obligations after the applicable Payment Due Date for such Advance is the sole responsibility of Borrowers and the Agent will remit to Lenders, out of any good collected funds interest received from Borrower, each Lender’s Pro Rata Share of such interest remitted by Borrower pursuant to the provisions of this Agreement, either as interest accruing as a Revolver Advance, as a Post-Default Channel Finance Obligation, or otherwise.

(b) Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Participation, subject to any agreements between Agent and individual Lenders), a letter of credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a per annum rate equal to 2.00% of the Daily Balance of the undrawn amount of all outstanding Letters of Credit (“Letter of Credit Fee”).

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,

(i) all Advances (including Interest Bearing Channel Finance Obligations, but excluding all other Channel Finance Obligations) and all other Obligations (except for undrawn Letters of Credit and the Obligations described in clause (iii) of this Section 2.7(c)) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to five percent (5.00%) plus the interest rate otherwise applicable thereto,

(ii) the Letter of Credit fee provided for in Section 2.7(b) shall be increased to five percentage points above the per annum rate otherwise applicable hereunder, and

(iii) each Channel Finance Obligation (other than Interest Bearing Channel Finance Obligations) shall be subject to an additional fee at a per annum rate equal to five percent (5.00%) plus the interest rate otherwise applicable thereto times the Daily Balance of the principal amount of such Channel Finance Obligation.

(d) Payment. Except to the extent provided to the contrary in Section 2.11 or Section 2.13, all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Participations are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest, Letter of Credit fees and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Revolver Advances hereunder and shall accrue interest at the rate then applicable to Revolver Advances. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Revolver Advances hereunder and shall accrue interest at the rate then applicable to Revolver Advances.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.8. Crediting Payments.

The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9. Designated Account.

Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.7(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolver Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Revolver Advance or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account. Any Channel Finance Obligation shall be made as provided in Section 2.4(e).

2.10. Maintenance of Loan Account; Statements of Obligations; Transaction Statement.

(a) Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 60 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

(b) Subsequent to the issuance of an Approval that becomes a Channel Finance Obligation and upon receipt by Agent of the applicable Invoice from an Approved Vendor, Agent will send Borrower a Transaction Statement, which shall set forth the Payment Due Date. Agent may change any aspect or portion of any Transaction Statement with Borrower’s prior consent. Unless Borrower notifies Agent in writing of any error appearing on a Transaction Statement within fifteen (15) days after a Transaction Statement is given to Borrower in accordance with the notice provisions of Section 11: (i) the amount(s) shown on such Transaction Statement shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group; (ii) Borrower will have agreed to all terms shown on such Transaction Statement; (iii) Borrower will have agreed that Agent is financing the items of Inventory referenced in such Transaction Statement at Borrower’s request; and (iv) such Transaction Statement will be incorporated herein by reference, will be made a part hereof as if originally set forth herein, and will constitute an addendum hereto.

2.11. Fees.

Borrower shall pay to Agent, for the ratable account of those Lenders with Revolver Participations, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee (i) if the Facility Usage is less than fifty percent (50%), in an amount equal to (A) 0.375% per annum times the result of (1) the aggregate amount of the Revolver Participations, less (2) the average Daily Balance of the Facility Usage, and (ii) if the Facility Usage is equal to or greater than fifty percent (50%), in an amount equal to (A) 0.250% per annum times the result of (1) the aggregate amount of the Revolver Participations, less (2) the average Daily Balance of the Facility Usage during the immediately preceding month (or portion thereof).

2.12. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit for the account of Borrower. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such drawings under a Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer for the account of Borrower. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that (i) Issuing Lender issue or (ii) an Underlying Issuer issue the requested Letter of Credit (and, in such case, to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit). Borrower acknowledges and agrees that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Issuing Lender or Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the Issuing Lender or Underlying Issuer generally requests for Letters of Credit in similar circumstances. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of a Loan Party (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Borrowing Base at such time less the aggregate outstanding principal balance of Advances (inclusive of Swing Loans), or

(ii) the Letter of Credit Usage would exceed $20,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).

Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolver Advance hereunder and shall bear interest at the Adjusted Term SOFR Rate plus the Applicable Margin applicable to SOFR Loans. If a Letter of Credit Disbursement is deemed to be a Revolver Advance hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Revolver Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) the Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit or Reimbursement Undertaking or Underlying Issuer from issuing such Letter of Credit, or any law applicable to the Issuing Lender or Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender or Underlying Issuer shall prohibit or request that the Issuing Lender or Underlying Issuer refrain from the issuance of letters of credit generally or such Letter of Credit or Reimbursement Undertaking (as applicable) in particular, or (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender or Underlying Issuer applicable to letters of credit generally.

(c) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Participation agrees to fund its Pro Rata Share of any Revolver Advance deemed made pursuant to Section 2.12(a) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolver Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Participations, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Participation, and each Lender with a Revolver Participation shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Participation hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.12(a), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Participation acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.12(c) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate, if charged by Agent in its sole discretion, until paid in full.

(d) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys’ fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Indemnified Person. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys’ fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Indemnified Person. Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(e) Borrower agrees that, in paying any drawing under a Letter of Credit, neither the Issuing Lender nor any Underlying Issuer (as applicable) shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit or the Underlying Letter of Credit (as applicable)) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Underlying Issuer, any of the Issuing Lender-Related Persons, nor any correspondent, participant or assignee of the Issuing Lender shall be liable to Borrower for (i) any action taken or omitted in the absence of gross negligence or willful misconduct; (ii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, any Underlying Issuer, any of the Issuing Lender-Related Persons, nor any correspondent, participant or assignee of the Issuing Lender or any Underlying Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 12.12(f) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Document, including in connection with the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, the honoring or dishonoring of any demand under any Letter of Credit, or the following of Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind Borrower.

In furtherance and not in limitation of the foregoing, the Issuing Lender and each Underlying Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the Issuing Lender and any Underlying Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and neither the Issuing Lender nor any Underlying Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Neither the Issuing Lender nor any Underlying Issuer shall be responsible for the wording of any Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the Issuing Lender or any Underlying Issuer may provide to Borrower with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any Letter of Credit, and Borrower hereby acknowledges and agrees that any such assistance will not constitute legal or other advice by the Issuing Lender or any Underlying Issuer or any representation or warranty by the Issuing Lender or any Underlying Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, the Issuing Lender or any Underlying Issuer may, as it deems appropriate, use in any Letter of Credit any portion of the language prepared by Borrower and contained in the letter of credit application relative to drawings under such Letter of Credit. Borrower hereby acknowledges and agrees that Underlying Issuer shall not be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(f) The obligation of Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability or legal effect of any Letter of Credit or this Agreement, or any other Document or any term or provision therein or herein,

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,

(iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, Borrower, or

(vi) the fact that any Default shall have occurred and be continuing.

(g) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(h) Borrower acknowledges and agrees that any and all charges, commissions, fees, and costs in effect from time to time, of the Issuing Lender relating to Letters of Credit or incurred by the Issuing Lender relating to Underlying Letters of Credit, upon the issuance of any Letter of Credit, upon the payment or negotiation of any drawing under any Letter of Credit, or upon the occurrence of any other activity with respect to any Letter of Credit (including the transfer, amendment, or cancellation of any Letter of Credit), together with any and all fronting fees in effect from time to time related to Letters of Credit, shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the Issuing Lender is entitled to charge Borrower a fronting fee which shall equal $500 per issuance or renewal of each Letter of Credit and that such fronting fee may be changed by the Issuing Lender from time to time without notice.

(i) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolver Advances hereunder; provided, however, that Borrower shall not be required to provide any compensation pursuant to this Section 2.12(i) for any such amounts that relate to any changes or compliance matters that are effective prior to the Closing Date (provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in applicable law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued) or that are incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.12(i), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(j) Unless otherwise expressly agreed by the Issuing Lender and Borrower when a Letter of Credit is issued, the rules of the ISP and the UCP 600 shall apply to each standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial Letter of Credit.

(k) In the event of a direct conflict between the provisions of this Section 12.12 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3 shall control and govern.

2.13. Special Provisions Applicable to Term SOFR.

(a) Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (other than taxes which shall be governed by Section 16), in each case, pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Term SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender

(A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made.

(b) Subject to the provisions set forth in Section 2.13(c) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender, and (y) SOFR Loans of such Lender that are outstanding will be deemed to have been converted to Base Rate Loans immediately, and thereafter interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Term SOFR component thereof), in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Administrative Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.1(h)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Conforming Changes. In connection with the use, implementation, adoption or implementation of a Benchmark Replacement, Agent, in consultation with the Administrative Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will promptly notify Administrative Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(c)(iii). Any determination, decision or election that may be made by Agent or, if applicable any Lender (or group of Lenders) pursuant to this Section 2.13(c)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13(c)(iii).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “interest period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “interest period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any pending request for a borrowing of SOFR Loans to be made during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a borrowing of Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(d) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

2.14. Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Participations, Advances or obligations under the Loan Documents hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof; provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 60 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.13 or amounts under Section 2.14(a) or sends a notice under Section 2.13 relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.14(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining Advances at the Term SOFR Reference Rate and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.13 or Section 2.14(a), as applicable, or to enable Borrower to obtain Advances at the Term SOFR Reference Rate, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.13 or Section 2.14(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.13 or Section 2.14(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain Advances at the Term SOFR Reference Rate, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Participations hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Participations, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.15. Currency.

All Advances shall be made in Dollars. All Obligations shall be repaid in Dollars.

2.16. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d) The Obligations of each Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.16(d)) or any other circumstances whatsoever.

(e) Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Advances or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.16, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.16 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.16 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.16, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i) Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Obligations have been paid in full:

(i) all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii) all rights and defenses that the Borrowers may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) Agent, the other members of the Lender Group, and the Bank Product Providers may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Agent, on behalf of the Lender Group, forecloses on any Real Property Collateral pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Loan Parties even if, by foreclosing on the Real Property Collateral, Agent or the other members of the Lender Group have destroyed or impaired any right the Borrowers may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Obligations are secured by Real Property (including any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(iii) all rights and defenses arising out of an election of remedies by Agent, the other members of the Lender Group, and the Bank Product Providers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers’ rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

3. CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit.

The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the reasonable satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2. Conditions Precedent to all Extensions of Credit.

The issuance of any Approval by Agent or any Letter of Credit by an Issuing Lender for any Channel Finance Obligation and the obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

Nothing contained in this Section 3.2 shall limit Agent’s discretion as to whether or not to issue an Approval.

3.3. Termination.

The term of this Agreement with respect to the Revolver Participation, unless sooner terminated in accordance with this Agreement, shall be for a period commencing on the Effective Date and ending on December 31, 2026 (the “Termination Date”), provided, however, that the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement (with respect to each of the Revolver Participations and Channel Finance Participations) immediately and without notice upon the occurrence and during the continuance of an Event of Default. Upon termination of this Agreement, all Obligations owed to Lenders shall become immediately due and payable without notice or demand. Upon any termination, Borrower shall remain liable to for all Obligations, including without limitation interest, fees, charges and expenses arising prior to or after the effective date of termination, and all of the Lender Group’s rights and remedies and its security interest shall continue until all Obligations is indefeasibly paid in full and all obligations of Borrower are performed.

3.4. Effect of Termination.

On the Termination Date, all participations of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Participations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Participations have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements (or, alternatively, authorize Borrower to file termination statements), lien releases, mortgage releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5. Early Termination by Borrower.

Borrower has the option, at any time upon 60 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Revolver Participations hereunder by repaying to Agent all of the Obligations in full.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date and as of the date of the making of each Advance (or other extension of credit (including the issuance of an Approval)) made thereafter, as though made on and as of the date of such Advance (or other extension of credit (including the issuance of an Approval)) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of each Loan Party, by class, and, as of the Effective Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Parties’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

4.2. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

4.3. Governmental Consents.

The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Effective Date.

4.4. Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title and as to which Agent has not caused its Lien to be noted on the applicable certificate of title, and (ii) any Excluded Accounts, and subject only to the filing of financing statements and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which (1) arise by operation of law or (2) are either permitted purchase money Liens or the interests of lessors under Capital Leases.

4.5. Title to Assets; No Encumbrances.

Each of the Loan Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for (x) assets disposed of since the date of such financial statements to the extent permitted hereby and (y) assets (other than Accounts and Inventory) the aggregate value of which at any time does not exceed $1,000,000. All of such assets are free and clear of Liens except for Permitted Liens.

4.6. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b) The chief executive office of each Loan Party is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c) Each Loan Party’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d) As of the Effective Date, no Loan Party holds any individual commercial tort claim the Dollar Equivalent of which exceeds $250,000 in amount, except as set forth on Schedule 4.6(d).

4.7. Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that, as of the Effective Date, is pending or, to the knowledge of any Loan Party, after due inquiry, threatened against a Loan Party, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ in connection with such actions, suits, or proceedings is covered by insurance.

4.8. Compliance with Laws.

No Loan Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9. No Material Adverse Change.

All historical financial statements relating to Borrower and its Subsidiaries that have been delivered by or on behalf of any Loan Party to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower’s and its Subsidiaries’ consolidated financial condition as of the applicable date thereof and results of operations for the applicable period thereof. Since December 31, 2020, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change.

4.10. Fraudulent Transfer.

(a) Each Loan Party is Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11. Employee Benefits.

Except as does not, and could not, result in any liability to a Loan Party: (i) each Benefit Plan has been operated in compliance in all respects with the applicable provisions of ERISA and the IRC and any similar foreign law or regulation (to the extent applicable), except as could not reasonably be expected to result in a Material Adverse Change; (ii) the Borrower has made all required contributions, if applicable, to each Benefit Plan of a Loan Party subject to the Pension Funding Rules and the Borrower has made all material required contributions, if applicable, to each Benefit Plan of a Loan Party subject to any similar foreign law or regulation (to the extent applicable), and no application for a funding waiver or an extension of any amortization period pursuant to the Pension Funding Rules or, to the Borrower’s knowledge, pursuant to any similar foreign law or regulation (to the extent applicable) has been made with respect to any Benefit Plan; and (iii) no Lien in favor of the PBGC or any similar foreign entity exists with respect to a Benefit Plan.

4.12. Environmental Condition.

Except as set forth on Schedule 4.12, as of the Effective Date (a) to any Loan Party’s knowledge, no Loan Party’s properties or assets has ever been used by a Loan Party or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to any Loan Party’s knowledge, after due inquiry, no Loan Party’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party, and (d) no Loan Party nor any Loan Party’s facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13. Intellectual Property.

Each Loan Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted.

4.14. Leases.

Each Loan Party enjoys peaceful and undisturbed possession under all leases material to its business and to which it is party or under which it is operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party exists under any of them.

4.15. Deposit Accounts and Securities Accounts.

Set forth on Schedule 4.15 (as updated from time to time) is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts as of the most recent date on which Borrower provided its Compliance Certificate pursuant to Section 5.1, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person; provided, however, that, subject to the provisions of the Security Agreement, Borrower may amend Schedule 4.15 to add additional Deposit Accounts and Securities Accounts so long as such amendment occurs by written notice to Agent at the time that Borrower provides its Compliance Certificate pursuant to Section 5.1.

4.16. Complete Disclosure.

All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on March 2, 2021 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of Borrower’s and its Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of Borrower and its Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17. Material Contracts.

Set forth on Schedule 4.17 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party as of the most recent date on which Borrower provided its Compliance Certificate pursuant to Section 5.1; provided, however, that Borrower may amend Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Borrower provides its Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to each Loan Party’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party.

4.18. Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order or similar foreign law or executive order (to the extent applicable) relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or similar foreign law or executive order (to the extent applicable).

4.19. Indebtedness.

Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party outstanding immediately prior to the Effective Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Effective Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Effective Date.

4.20. Payment of Taxes.

Except as otherwise permitted under Section 5.5, all tax returns and reports (other than tax returns and reports which in the aggregate involve tax liabilities of less than $100,000) of each Loan Party required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges imposed by a tax authority upon a Loan Party and upon a Loan Party’s assets, income, businesses and franchises that are due and payable have been paid when due and payable (other than assessments, fees and other governmental charges which in the aggregate do not exceed $100,000). Each Loan Party has made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Loan Party knows of any proposed tax assessment against a Loan Party that is not being actively contested by such Loan Party diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21. Margin Stock.

No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22. Governmental Regulation.

No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation, or any other similar foreign law or regulation (to the extent applicable), which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance (i) with all Sanctions and (iii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.24. Employee and Labor Matters.

There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Loan Party, after due inquiry, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25. Reserved.

4.26. Eligible Accounts.

As to each Account that is identified by Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the applicable Loan Party’s business, (b) owed to the applicable Loan Party, (c) owed to the Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation and (d) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.27. Eligible Inventory.

As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Channel Financed Inventory or Eligible Non-Channel Financed Inventory, as applicable.

4.28. Locations of Inventory and Equipment.

The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties are not stored with a bailee, warehouseman, or similar party (other than DHL) and are located only at, or in-transit between or to, the locations identified on Schedule 4.28 (as such Schedule may be updated pursuant to Section 5.14), except for Inventory (other than Eligible Inventory) and Equipment the aggregate value of which at any time does not exceed twenty-five percent (25%) of Reseller’s Inventory.

4.29. Inventory Records.

Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

5. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Participations and payment in full of the Obligations, the Loan Parties shall comply with each of the following:

5.1. Financial Statements, Reports, Certificates.

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, Borrower agrees that no Subsidiary of Borrower shall have a fiscal year different from that of Administrative Borrower, other than ZT Systems India Private Limited, which has a fiscal year ending March 31. In addition, Borrower agrees to cause their Subsidiaries to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its sales, and (b) maintain its billing systems/practices substantially as in effect as of the Effective Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2. Collateral Reporting.

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein, and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3. Existence.

Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits material to its business.

5.4. Maintenance of Properties.

Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

5.5. Taxes.

Cause all assessments and taxes imposed, levied, or assessed against any Loan Party, or any Loan Party’s assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except (a) to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax, or (b) delinquent taxes, assessments, or other governmental fees or charges outstanding in an aggregate amount not to exceed $1,000,000 at any one time. Each Loan Party will make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that each Loan Party has made such payments or deposits.

5.6. Insurance.

At Borrower’s expense, maintain insurance of the type described on Schedule 5.6 respecting each of the Loan Parties’ assets wherever located in at least such amounts and with such types of coverage (i) as of the Effective Date or (ii) as is customary and reasonable in accordance with the sound business practices of companies in similar businesses similarly situated and located and in amounts reasonably satisfactory to Agent. Should Real Property ever constitute Collateral hereunder, Borrower shall maintain flood insurance on such Real Property from such providers, in amounts, and on such terms as are in accordance with the Flood Insurance Laws or in such amounts and on such terms as are otherwise satisfactory to all Lenders All such policies of insurance shall be with responsible and reputable insurance companies reasonably acceptable to Agent. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If a Loan Party fails to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss the Dollar Equivalent of which exceeds $20,000,000 covered by a Loan Party’s casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7. Inspection.

Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower.

5.8. Compliance with Laws.

Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Agent shall provide Borrower with a copy of each appraisal in respect of Borrower or any of its Subsidiaries (including, without limitation, the Loan Parties) upon request by Borrower so long as (a) such report exists, (b) the third persons (if any) employed by Agent to perform such appraisal provide their consent to such delivery, and (c) Borrower executes and delivers to Agent a non-reliance letter reasonably satisfactory to Agent.

5.9. Environmental.

(a) Keep any property either owned or operated by each Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10. Disclosure Updates.

Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11. Formation of Subsidiaries.

At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within 20 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary to provide to Agent a guaranty of the Obligations of Borrower and such security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value, the Dollar Equivalent of which is at least $500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that such guaranty and such security documents shall not be required to be provided to Agent (i) with respect to any Subsidiary of a Loan Party formed after the date hereof that is a CFC or (ii) if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby, (b) within 20 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent to secure the Obligations; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of a Loan Party that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within 20 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.

5.12. Further Assurances.

At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by a Loan Party after the Closing Date with a fair market value, the Dollar Equivalent of which is in excess of $500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Borrower refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Loan Parties and all of the outstanding capital Stock of each Loan Party (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

5.13. Material Contracts.

Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.14. Location of Inventory and Equipment.

Except for Inventory (other than Eligible Inventory) and Equipment the aggregate value of which at any time does not exceed twenty-five percent (25%) of Reseller’s Inventory in the aggregate for all locations, in each case for all Loan Parties, keep each Loan Parties’ Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.28 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that (i) Borrower may provide Agent with five Business Days prior written notice of its intention to locate the same at a location that is not included on Schedule 4.28 or Schedule 4.6(b), and if Agent does not object to such location within five Business Days after its receipt of such notice, Borrower can locate the same there, or (ii) Borrower may amend Schedule 4.28 or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the United States, and so long as, at the time of such written notification and, with respect to any such new location which shall contain Eligible Inventory, Borrower provides Agent a Collateral Access Agreement with respect thereto or Agent has established a Rent Reserve with respect thereto.

5.15. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

Each Loan Party will, and will cause each of its Subsidiaries to comply with (i) all applicable Sanctions and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.16. Lockbox and Control Agreement.

(a) Lockbox. Commencing on the date of this Agreement, Borrower shall cause to be deposited directly all cash, checks, notes, drafts or other similar items relating to or constituting proceeds of or payment made in respect of any and all Accounts into lock boxes or lock box accounts in Borrower’s or Agent’s name (each a “Lock Box Account” and collectively, the “Lock Box Accounts”) by notifying each account debtor in writing to send each such payment directly to such lock box. On or before the date of this Agreement, each bank at which the Lock Box Accounts are held, shall have entered into tri-party lock box agreements (each, a “Lock Box Account Agreement”) with Agent and Borrower, in form and substance acceptable to Agent. Each such Lock Box Account Agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or any other claim against such Lock Box Account, other than for payment of its service fees and other charges directly related to the administration of such account.

(b) Control Agreement. Borrower may maintain in its name, Deposit Accounts at a bank or banks reasonably acceptable to Agent in which Agent will perfect the security interest granted under the terms of this Agreement (other than with respect to Excluded Accounts). Within thirty (30) days following Agent’s request, each bank in which Borrower maintains Deposit Accounts shall have entered into a Control Agreement (other than with respect to Excluded Accounts). Notwithstanding the foregoing provisions of this Section 5.16, Borrower may maintain a Deposit Account pursuant to and in accordance with the terms of the PNC Master Receivables Purchase Agreement solely for the purpose of depositing funds relating to [****] Accounts, including without limitation, the Purchased Receivables (as defined in the PNC Master Receivables Purchase Agreement).

(c) Each of the Lock Box Account Agreement and any required Control Agreement shall contain provisions which permit Agent to assert “control” (as such term is defined in the Code) and which provide that, upon receipt of notice from Agent during a Cash Dominion Period, the amounts in such Lock Box Accounts and other Deposit Accounts may be swept on a daily basis to a collection account maintained by Borrower with Wells Fargo (the “Collection Account”) or as otherwise instructed by the Agent, provided, that, upon the termination or expiration of such Cash Dominion Period, Agent shall promptly rescind such instruction given by Agent during such Cash Dominion Period.

5.17. Appraisals, Audits and Field Examinations.

(a) Borrower agrees to pay any and all documented costs and expenses incurred by Agent or any member of the Lender Group in connection with appraisals, audits, and field examinations of the Collateral, books and records and properties of Borrower and such other matters as Agent shall reasonably deem appropriate, whether such appraisals, audits and field examinations are conducted by employees of Agent or by third parties hired by Agent. In the absence of an Event of Default, such (i) examinations and audits shall not take place more than (nor less than) one (1) time per calendar year (increasing to two (2) times per calendar year if an Increased Reporting Event has occurred during such calendar year), and (ii) appraisals shall not take place more than (nor less than) one (1) time per calendar year (increasing to two (2) times per calendar year if an Increased Reporting Event has occurred during such calendar year). Notwithstanding anything set forth herein to the contrary, there shall be no limit on the number of appraisals, audit or field examinations that may be conducted following an Event of Default that is continuing.

(b) Borrower consents to all such appraisals, audits and field examinations by Agent or third parties hired by Agent.

6. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Participations and payment in full of the Obligations, the Loan Parties will not do any of the following:

6.1. Indebtedness.

Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens.

Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for any merger between Loan Parties, provided that a Borrower must be the surviving entity of any such merger to which it is a party,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Loan Parties with nominal assets and nominal liabilities, or (ii) the liquidation or dissolution of a Loan Party (other than Borrower) so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party are transferred to a Loan Party that is not liquidating or dissolving, or

(c) Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.

6.4. Disposal of Assets.

Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any assets of a Loan Party.

6.5. Change Name.

Change any Loan Party’s name, organizational identification number, state of organization or organizational identity; provided, however, that a Loan Party may change its name upon at least 10 days prior written notice to Agent of such change (or such later date as permitted by Agent in its sole discretion).

6.6. Nature of Business.

Make any change in the nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent a Loan Party from engaging in any business that is reasonably related or ancillary to its or their business.

6.7. Prepayments and Amendments.

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party, other than (A) the Obligations in accordance with this Agreement, and (B) so long as no Event of Default has occurred and is continuing or would result therefrom, (1) Purchase Money Indebtedness in an aggregate amount of $10,000,000 during the period from the Effective Date up to and including the Termination Date, (2) Indebtedness permitted pursuant to clauses (i) and (j) of the definition of Permitted Indebtedness, or (3) intercompany Indebtedness that is Permitted Indebtedness; or

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions applicable to such Indebtedness, or

(b) Except to the extent such amendment, modification, or change is made solely in connection with the incurrence of Refinancing Indebtedness, directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, and (B) Indebtedness permitted under clauses (b), (c), (f), (g), (h), (i), or (m) of the definition of Permitted Indebtedness,

(ii) any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii) the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8. Change of Control.

Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9. Restricted Junior Payments.

Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law,

(a) A Loan Party may make distributions (directly or indirectly) to former employees, officers, or directors of Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Borrower held by such Persons, provided, however, that the aggregate amount of such redemptions made by Borrower shall not exceed Fifteen Million Dollars ($15,000,000) in each fiscal year.

(b) A Loan Party may make distributions (directly or indirectly) to former employees, officers, or directors of Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Borrower on account of repurchases of the Stock of Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Stock of Borrower.

(c) A Loan Party may make tax distributions (directly or indirectly) to pay federal and state income taxes and franchise taxes solely arising out of the consolidated operations of Administrative Borrower and its Subsidiaries, after taking into account all available credits and deductions (provided that no Loan Party shall make any distribution to Administrative Borrower in any amount greater than the share of such taxes arising out of Administrative Borrower’s consolidated net income).

(d) A Loan Party may make Restricted Junior Payments to another Loan Party.

(e) A Loan Party may make distributions, the purposes of which are to pay any dividend or make any other payment or distribution on account of Stock issued by a Loan Party (including any payment in connection with any merger or consolidation involving a Loan Party) or to the direct or indirect holders of Stock issued by Administrative Borrower in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by a Loan Party), provided that, the Restricted Junior Payment/Intercompany Loans Payment Conditions are satisfied before and after giving effect to any such payment.

6.10. Accounting Methods.

Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.11. Investments; Controlled Investments.

(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b) Other than Excluded Accounts, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless the applicable Loan Party and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments. Except for Excluded Accounts, a Loan Party shall not establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.12. Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any transaction with any Affiliate of a Loan Party except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between a Loan Party, on the one hand, and any Affiliate of a Loan Party, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, and (ii) are no less favorable, taken as a whole, to such Loan Party, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by a Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party,

(c) so long as it has been approved by a Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of such Loan Party in the ordinary course of business and consistent with industry practice,

(d) transactions among Loan Parties and transactions permitted by Section 6.3, Section 6.9, or Section 6.11; and

(e) transactions pursuant to the Transition Agreements which are not otherwise prohibited by the terms of this Agreement or any other Loan Document.

6.13. Use of Proceeds.

Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Original Credit Facility, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes, provided, that, (x) no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve) (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or to Borrowers’ knowledge after due care and inquiry, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or to Borrowers’ knowledge after due care and inquiry, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.14. Limitation on Issuance of Stock.

Except for the issuance or sale of common stock or Permitted Preferred Stock by a Loan Party, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock.

6.15. Consignments.

Consign any of its or their Eligible Inventory or sell any of its or their Eligible Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, unless the consignment or sale of such Eligible Inventory is reported on the next scheduled Collateral Report immediately following such consignment or sale, in which case, such Inventory shall no longer be Eligible Inventory.

7. RESERVED.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. If Borrower fails to pay, (a) within two (2) Business Days of when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), (b) when due and payable, or when declared due and payable, all or any portion of the principal of the Obligations (including the failure to repay a Channel Finance Obligation on its Payment Due Date), or (c) when due and payable, or when declared due and payable, any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit;

8.2. If any Loan Party:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3, 5.6, 5.7 (solely if a Loan Party refuses to allow Agent or its representatives or agents to visit such Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Loan Party’s affairs, finances, and accounts with officers and employees of such Loan Party), 5.10, 5.11, 5.13 or 5.14 of this Agreement, (ii) Sections 6.1 through 6.15 of this Agreement, (iii) [Reserved], or (iv) Section 6 of the Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if a Loan Party is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Loan Party or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Loan Party or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3. If one or more judgments, orders, or awards for the payment of money involving an aggregate Dollar Equivalent of $20,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party, or with respect to any of its assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award (for the avoidance of doubt, the portion of any judgment, order, or award that is covered by insurance pursuant to which the insurance company has acknowledged coverage shall not be considered for purposes of determining whether one or more judgments, order, or awards involve an aggregate amount of $20,000,000 or more for purposes of this Section 8.3);

8.4. If an Insolvency Proceeding is commenced by a Loan Party;

8.5. If an Insolvency Proceeding is commenced against a Loan Party and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee, temporary administrator or special proxy holder is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party, or (e) an order for relief shall have been issued or entered therein;

8.6. If a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Loan Parties, taken as a whole;

8.7. If there is (a) an Event of Default (as defined in the AMD Credit Agreement) under Sections 9.1(a), 9.1(d) (solely with respect to the financial covenant set forth in Section 8.4 of the AMD Credit Agreement), 9.1(h), or 9.1(i) of the AMD Credit Agreement, (b) a default in one or more agreements to which a Loan Party is a party with one or more third Persons relative to a Loan Party’s Indebtedness involving an aggregate Dollar Equivalent of $20,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder, or (c) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate Dollar Equivalent of $20,000,000 or more;

8.8. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9. If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.10. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) as a result of an act or omission by the Administrative Agent, or (c) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed $1,000,000; or

8.11. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document.

9. RIGHTS AND REMEDIES.

9.1. Rights and Remedies.

Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b) declare the Participations terminated, whereupon the Participations shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances (except as otherwise provided in Section 2.3(b)), (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Participations shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

9.2. Remedies Cumulative.

The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc.

Each Loan Party a party hereto waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Loan Party may in any way be liable.

10.2. The Lender Group’s Liability for Collateral.

Each Loan Party a party hereto hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by such Loan Party.

10.3. Indemnification.

Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys’ fees) of any Lender incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to disputes among Indemnified Persons relating to any act or omission of a Loan Party, and in addition to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, that do not relate to an act or omission of a Loan Party, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person or a Loan Party is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	ZT GROUP INT’L, INC. 200 Plaza Drive, 3rd Floor Secaucus NJ 07094 Attn: Harold Lee, VP Finance Email: Harold.Lee@ztsystems.com with copies (which shall not constitute notice) to:

Advanced Micro Devices, Inc. 7171 Southwest Parkway M/S B100.3 Austin, Texas 78735 Attention: Telephone No: Email:

Advanced Micro Devices, Inc. 2485 Augustine Drive Santa Clara, California 95054 Attention: Law Department Facsimile No.:

with copies (which shall not constitute notice) to:

LATHAM & WATKINS LLP 1271 Avenue of the Americas Attention: Stephanie Teicher Email: Stephanie.Teicher@lw.com

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC 10 S. Wacker Drive Chicago, IL 60606 Attn: Portfolio Manager – ZT Group

with copies to:	BLANK ROME LLP 1271 Avenue of the Americas New York, New York 10020 Attn: Ikhwan A. Rafeek, Esq.

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

In addition, with respect to any document, statement, notification or other communication which may, pursuant to the terms of this Agreement, be “made available” by WFCF to Borrower, any such document, statement, notification or other communication which Borrower may access or otherwise view by logging into an online portal (including, without limitation, the Portal) made available to Borrower by WFCF shall be deemed to have been “made available” to Borrower for all purposes hereof.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HERETO WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY

INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A)—(D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.

THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Participations and the Advances at the time owing to it) and Agent may only assign its rights and obligations under the Agreement in whole; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

A. in the case of an assignment of the entire remaining amount of the assigning Lender’s Participations and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

B. in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Participation (which for this purpose includes Obligations outstanding thereunder) or, if the Participation is not then in effect, the principal outstanding balance of the Obligations of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Assignee (or to an Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Participation assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (a)(a)(B) of this Section and, in addition:

A. the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

B. the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

C. the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

D. the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Participation.

(b) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to this subsection (b) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 15.7 and 16 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Participations of, and principal amounts of the Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Participation and/or the Advances (including such Lender’s participations in Letters of Credit and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the Letter of Credit Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 15.15 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 14.1(a) that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of any rights of set off set forth herein as though it were a Lender, provided such Participant agrees to be subject to Section 15.12 as though it were a Lender.

(e) Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.3 or 16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 16 as though it were a Lender, notwithstanding any exemption it would otherwise be entitled.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.2. Successors.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Agent Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Participation of any Lender or amend, modify, or eliminate the last sentence of Section 2.5(c),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.7(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(vi) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

(vii) contractually subordinate any of Agent’s Liens,

(viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix) amend, modify, or eliminate any of the provisions of Section 2.5(b)(iii) or Section 2.4(d),

(x) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party, or an Affiliate of a Loan Party to be permitted to become an Assignee,

(xi) amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Channel Financed Inventory, Eligible Non-Channel Financed Inventory and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or

(xii) determine the amount and terms of flood insurance to be required pursuant to the provisions of Section 5.6.

(b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Agent Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrower, and the Required Lenders,

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower, and the Required Lenders,

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,

(f) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender,

(g) Notwithstanding anything herein to the contrary, (i) no Real Property shall be taken as Collateral unless Lenders receive at least 45 days advance notice and each Lender confirms to the Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance by the Loan Parties as required by the Flood Disaster Protection Act of 1973, as amended, or as otherwise acceptable to such Lender; and (ii) at any time that Real Property constitutes Collateral, no modification of a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Disaster Protection Act of 1973, as amended, or as otherwise satisfactory to all Lenders.

14.2. Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group, Agent or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Participations, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit and to purchase a participation in each Channel Finance Obligation, in an amount equal to its Pro Rata Share of such Channel Finance Obligation.

14.3. No Waivers; Cumulative Remedies.

No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Loan Party a party hereto of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent.

(a) Each Lender hereby designates and appoints Agent as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Loan Parties, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Loan Parties as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Loan Parties, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Loan Parties, the Obligations, the Collateral, the Collections of Loan Parties, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. Agent is hereby authorized to appoint any Person as its sub-agent to exercise any of the foregoing rights and powers.

(b) Each Lender hereby designates and appoints WFCF as Agent under this Agreement and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any

Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement. Notwithstanding the foregoing or any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any responsibilities, duties or obligations under this Agreement or any other Loan Document other than (a) its obligation, in its sole discretion, to issue Approvals with respect to Channel Finance Obligations under Section 2.4(e), (b) its obligation to provide notice of a Vendor Termination under Section 2.4(e), and (c) its confidentiality obligations under Section 17.10.

15.2. Delegation of Duties.

Agent may execute any of their respective duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent.

None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.

15.4. Reliance by Agent.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, Agent shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5. Notice of Default or Event of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (except defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and), except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision.

Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each

Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent has no duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s, Agent’s Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7. Costs and Expenses; Indemnification; Damage Waiver.

(a) Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Loan Parties received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Loan Parties, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

(b) To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Lender shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Lender through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Lender as determined by a final and nonappealable judgment of a court of competent jurisdiction.

15.8. Agent in Individual Capacity.

WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF and its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in their respective individual capacities.

15.9. Successor Agent.

Agent may resign in its capacity as such upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower or an Event of Default exists) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of such agent, such agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent resigns, no further Approvals shall be issued and the Channel Finance Facility shall terminate, it being understood that the Agent, in its capacity as agent for the Channel Finance Facility, shall not be replaced.

If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). With respect to the Channel Finance Facility, in the event of any such removal, no further Approvals shall be issued and the Channel Finance Facility shall terminate, it being understood that the Agent, in its capacity as agent for the Channel Finance Facility, shall not be replaced. In addition to the foregoing, Agent may, without the consent of, or notice to, any Person resign in its capacity as such, so long as an Affiliate of Agent agrees to contemporaneously succeed as Agent. In any such event, as set forth above upon the acceptance of its appointment as successor Agent, hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent, and the term “Agent” shall mean such successor Agent, and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring agent’s notice of resignation, the retiring agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity.

Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Participations and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Loan Parties owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Loan Party under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. Borrower agrees that the private sale of Channel Financed Inventory by Agent to a person who is liable to Agent under a Vendor Agreement shall not be deemed to be a transfer subject to Section 9-618(a) of the Code or any similar provision of any other Law, and Borrower waives any provision of such laws to that effect. Borrower agrees that the repurchase of Channel Financed Inventory by a Vendor pursuant to a Vendor Agreement shall be deemed a commercially reasonable disposition under the Code. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by a Loan Party or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, set off against the Obligations, any amounts owing by such Lender to a Loan Party or any deposit accounts of a Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13. Agency for Perfection.

Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14. Payments by Agent to the Lenders.

All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents.

Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16. Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower ‘s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17. Several Obligations; No Liability.

Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Participations, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Participations. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16. WITHHOLDING TAXES.

(a) All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower.

(b) Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(c) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to promptly notify the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to promptly notify the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Participations and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(h) If a change in circumstances requires Borrower to pay any Lender additional amounts pursuant to this Section 16, such Lender (following the receipt of a written request by Borrower and so long as no Event of Default has occurred and is continuing) shall use reasonable efforts to designate a different one of its lending offices or assign its rights and obligations hereunder to another of its offices or branches if (i) such designation or assignment would reduce or eliminate the obligation to pay additional amounts and (ii) would not, in the sole discretion of such Lender, be materially disadvantageous to such Lender. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Lender in connection with such designation or assignment.

(i) If Agent or a Lender reasonably determines that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17. GENERAL PROVISIONS.

17.1. Effectiveness.

This Agreement shall be binding and deemed effective when executed by Borrower, Agent and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings.

Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Intentionally Omitted.

17.6. Bank Product Providers.

Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.7. Debtor-Creditor Relationship.

The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.8. Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.9. Revival and Reinstatement of Obligations.

If the incurrence or payment of the Obligations by Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.10. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.10, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of law, rules, or regulations to a government, regulatory, or self-regulatory authority; provided, that, upon obtaining knowledge of such disclosure, Agent or any Lender agrees (x) that it will notify Borrower as soon as practicable in the event of such disclosure unless such notification is prohibited by law, rule or regulation and (y) to seek confidential treatment with respect to any such disclosure in accordance with this Section 17.10.

(b) Anything in this Agreement to the contrary notwithstanding, Agent and Lender may (i) provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services so long as the identities of the Loan Parties are not disclosed in such information without the consent of Borrower.

17.11. Lender Group Expenses.

Borrower agrees to pay any and all Lender Group Expenses on the earlier of (a) the first day of the month or (b) the date on which demand therefor is made by Agent and agrees that its obligations contained in this Section 17.11 shall survive payment or satisfaction in full of all other Obligations.

17.12. Survival.

All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Participations have not expired or terminated.

17.13. Patriot Act.

Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.

17.14. Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.15. Portal.

Agent, may, from time to time at its sole option, permit Borrower and Agent to access and use one or more internet web sites (the “Portal”) to: obtain items or information and take other actions in connection with this Agreement, subject to the following:

(a) Borrower shall access and use the Portal solely through duly authorized employees and officers of Borrower to whom Agent has issued a user name and password;

(b) submission of a user name and password to access and use the Portal constitutes Borrower’s, and the applicable Authorized Person’s, representation that the person submitting such user name and password is the specific person identified by such user name and password and that such person is, at the time of such access and use, Borrower’s employee duly authorized to act for and on behalf of such Borrower; and

(c) Agent, may, from time to time at its sole option and without notice or liability:

(i) amend the terms for use of the Portal by posting amended terms on the Portal (and such amended terms shall automatically be effective upon posting), and

(ii) suspend or revoke Borrower’s or an Authorized Person’s access to, and use of the Portal or modify, update or discontinue all or any portion of the Portal.

17.16. Amendment and Restatement.

Upon the execution and delivery by the parties hereto of this Credit Agreement, (a) this Credit Agreement shall be deemed to amend, restate and supersede the Original Credit Agreement, except that the grants of security interests shall continue unaltered, and each other Document shall continue in full force and effect in accordance with its terms, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Credit Agreement, except to the extent expressly amended, superseded, restated or modified by or pursuant to this Credit Agreement or the other Documents; (b) all of the Indebtedness under the Original Credit Agreement and the other original Documents will be converted to Indebtedness herein and shall be governed in all respects by this Credit Agreement and the other Documents, it being agreed and understood that this Credit Agreement does not constitute a novation, satisfaction, payment or reborrowing of any of the Indebtedness, nor does it operate as a waiver of any right, power or remedy of WFCF; (c) all references to the Original Credit Agreement in any Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Credit Agreement and the provisions hereof; and (d) each and every Transaction Statement and all Documents executed or issued are reauthorized and continue to be in full force and effect as if each Transaction Statement and Document were restated in connection with the execution of this Credit Agreement.

17.17. Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

17.18. [Reserved].

17.19. Administrative Borrower as Agent for Borrowers.

Each Borrower hereby irrevocably appoints ZT Group as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender

Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolver Advances and any Letter of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.19 with respect to any liability, expense, loss or claim of damage that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ZT GROUP INT’L, INC.

By:
Name:
Title:

Signature Page to Credit Agreement

WELLS FARGO CAPITAL FINANCE LLC, as Agent, as a Joint Lead Arranger, a Bookrunner, and as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Joint Lead Arranger, a Bookrunner, and as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

ING CAPITAL LLC, as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier which (i) is not an Affiliate of the vendor from whom Borrower purchased such Inventory or any Loan Party or any affiliate of a Loan Party and (ii) is in actual possession of such Inventory, (b) is issued to the order of Borrower or, if so requested by Agent during an Event of Default, to the order of Agent, (c) names either Agent, or a customs broker or carrier with a valid Customs Broker/Carrier Agreement with Agent, as a notify party, (d) is not subject to any Lien (other than in favor of Agent or Permitted Liens in favor of the customs broker or carrier under applicable Law), and (e) is on terms otherwise reasonably acceptable to Agent.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

“Additional Agent” means any Person appointed pursuant to Section 15.4.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Adjusted Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if the Adjusted Term SOFR Rate as so determined shall ever be less than the Floor, then the Adjusted Term SOFR Rate shall be deemed to be the Floor.

“Administrative Borrower” has the meaning specified therefor in Section 17.19 of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advances” means collectively, Revolver Advances and Channel Finance Obligations.

Schedule 1.1 – Page 1

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified therefor in Section 2.14(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Domestic Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent Fee Letter” means that certain fee letter, dated as of even date with the Agreement, between Borrower and Agent.

“Agent-Related Persons” means Agent together with its respective Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by a Loan Party to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

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Schedule 1.1

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“AMD” means Advanced Micro Devices, Inc., a Delaware corporation.

“AMD Acquisition” means the Acquisition of Borrower by AMD pursuant to the AMD Purchase Agreement.

“AMD Credit Agreement” means that certain Credit Agreement, dated April 29, 2022, among AMD, as borrower, Wells Fargo, as administrative agent, and the other lenders and parties thereto, as amended, restated, supplemented or modified from time to time.

“AMD Design” means AMD Design, LLC, a Delaware limited liability company

“AMD Purchase Agreement” means that certain Stock Purchase Agreement, dated as of August 17, 2024, by and among AMD, as buyer, ZT Group, the sellers party thereto (the “Sellers”), and Frank Zhang, as seller representative, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means with respect to all Revolver Advances and all Interest Bearing Channel Finance Obligations, as of any date of determination, the applicable rate set forth in the following table that corresponds to the Average Excess Availability for the applicable calendar month:

	Average Excess Availability	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
Level I	If Average Excess Availability is greater than 66.67% of the lesser of (i) the Total Participation, and (ii) the Borrowing Base:	1.50%	0.50%

Level II	If Average Excess Availability is less than or equal to 66.67% and greater than 33.33% of the lesser of (i) the Total Participation, and (ii) the Borrowing Base:	1.75%	0.75%

Level III	If Average Excess Availability is less than or equal to 33.33% of the lesser of (i) the Total Participation, and (ii) the Borrowing Base:	2.00%	1.00%

Schedule 1.1

The Applicable Margin shall be calculated by Agent based on the Average Excess Availability during the immediately preceding month (or portion thereof). The Applicable Margin shall be re-determined monthly by Agent and any change to the Applicable Margin based on the Average Excess Availability as of the end of any calendar month shall be effective as of the first day of the immediately following calendar month.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Termination Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.5(b)(ii) of the Agreement.

“Approval” means, with respect to a request made to Agent from an Approved Vendor to satisfy the payment obligations of Borrower with respect to a purchase order for Channel Finance Inventory, Agent’s acceptance of such request evidenced by the issuance of an approval number.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Approved Vendor” means a Vendor approved by Agent in its sole discretion and a party to an Approved Vendor Agreement.

“Approved Vendor Agreement” means a Vendor Agreement, in form and substance satisfactory to Agent.

“Assignee” any Person to whom a Lender assigns or delegates all or any portion of the Obligations, the Participations and the other rights and obligations of such Lender hereunder and under the other Loan Documents; provided, however, that no Loan Party, or Affiliate of a Loan Party shall be permitted to become an Assignee; and provided further, however, that such Person (a) is a member of the Lender Group or any of their respective Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, having a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender Group member assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender Group member’s rights in and to a material portion of such Lender Group member’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless a Default or an Event of Default has occurred and is continuing, Borrower (such approval not to be unreasonably withheld or delayed).

“Assignee Group” means two or more Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Schedule 1.1

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any one or more of the following financial products or accommodations extended to a Loan Party or any Affiliate of a Loan Party by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” any Affiliate of a Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party or by any Affiliate of a Loan Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or any Affiliate of a Loan Party.

“Bank Product Provider” means any Lender and Wells Fargo or any of their Affiliates.

Schedule 1.1

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to a Loan Party or any affiliate of a Loan Party in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus 1⁄2%, (c) Term SOFR for a one month tenor in effect on such day plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Revolver Advances that bears interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(c)(iii)(A).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

Schedule 1.1

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness, will be determined by reference to the most recent statement or publication referenced in such clause (c).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative.

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Schedule 1.1

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(c)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(c)(iii).

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which a Loan Party or any ERISA Affiliate of a Loan Party has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“BHC Act Affiliate” of a party means an ‘affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841 (k)) of such party.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing consisting of (i) Revolver Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance, or (ii) Channel Finance Obligations made on the same day by the Lenders (or Agent on behalf thereof).

“Borrowing Base” means, as of any date of determination, the Dollar Equivalent of the result of:

(a) 90% of the amount of Eligible Accounts (less the amount, if any, of the Dilution Reserve), plus

(b) 100% of the amount of Eligible Channel Financed Inventory, plus

(c) 85% times the sum of the most recently determined Gross Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices) of Eligible Non-Channel Financed Inventory minus Liquidation Expenses, plus

(d) 85% times the sum of the most recently determined Gross Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices) of Gross Eligible In-Transit Inventory minus Liquidation Expenses, minus

(e) the Cash Management Services Reserve Amount; minus

Schedule 1.1

(f) the aggregate amount of any additional reserves, if any, established by Agent under Section 2.2(c) of the Agreement.

Notwithstanding the foregoing, the calculation of clauses (b), (c) and (d) above shall not exceed 100% of the result of the calculation in clause (a) above.

“Borrowing Base Certificate” means a certificate in form and substance acceptable to Agent, and unless otherwise determined by Agent, to be prepared by Agent from information submitted by Borrower.

“Business Day” means each day on which the Chicago Federal Reserve Bank, the Denver, Colorado office of the Federal Reserve Bank of Kansas City, or the San Francisco Federal Reserve Bank is open for business.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capital Lease) or fixed capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means any lease of property, whether real or personal, by Borrower and its Subsidiaries as lessee which in accordance with GAAP is required to be capitalized under GAAP on a consolidated balance sheet of a Person and its Subsidiaries.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days,

Schedule 1.1

with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Dominion Period” means each period commencing upon the occurrence of a Cash Dominion Specified Event of Default and continuing until the date on which no Cash Dominion Specified Event of Default has occurred or was continuing for thirty (30) consecutive days.

“Cash Dominion Specified Event of Default” means any Event of Default described in any of (a) Section 8.1 solely with respect to the failure to pay any portion of the Obligations consisting of principal and interest when due and payable, (b) Section 8.2 solely with respect to the failure to timely deliver a Borrowing Base Certificate or other Collateral Report required to be delivered pursuant to Schedule 5.2, (c) Sections 8.4 or 8.5, or (d) Section 8.7(a) (with respect to the specified breaches of the AMD Credit Agreement set forth therein).

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Cash Management Services Reserve Amount” means an amount determined by Agent from time to time in its Permitted Discretion in respect of certain Cash Management Services provided by the ZT India Cash Management Service Providers to ZT Systems India Private Limited, an Affiliate of Borrower, which reserve amount Agent shall have the right (but not the obligation) to increase, reduce, eliminate, or otherwise adjust from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

Schedule 1.1

“Change of Control” means (a) that the Permitted Investors fail to own and control, directly or indirectly, more than fifty percent (50%) of the Stock of Administrative Borrower having the right to vote for the election of members of the Board of Directors, (b) that any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Investors, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20%, or more, of the Stock of Administrative Borrower having the right to vote for the election of members of the Board of Directors, (c) that a majority of the members of the Board of Directors do not constitute Continuing Directors, (d) that Administrative Borrower fails to own and control, directly or indirectly, 100% of the Stock of each Loan Party, or (e) the consummation of the Manufacturing Business Sale.

“Channel Finance Facility” means the issuance of Approvals and financial accommodations pursuant to Section 2.3.

“Channel Financed Inventory” means, with respect to a Channel Finance Obligation, the Inventory and general intangibles in connection therewith that are the subject of such Channel Finance Obligation and purchased or to be purchased by Borrower from an Approved Vendor.

“Channel Finance Invoice Payment Date” means, with respect to a Channel Finance Obligation, the date on which Agent pays the applicable Approved Vendor pursuant to the applicable Approved Vendor Agreement.

“Channel Finance Obligation” means an Approval with respect to which (a) the applicable Channel Financed Inventory has been shipped and an Invoice has been received by the Agent or (b) all criteria for an obligation of the Agent to remit payment to an Approved Vendor for the Borrower’s purchase of Channel Financed Inventory under the terms of an Approved Vendor Agreement have been met. The amount of a Channel Finance Obligation applicable to an Approval shall be the gross amount of the applicable Invoice.

“Channel Finance Participation” means, with respect to each Lender, the commitment of such Lender to fund its Channel Finance Participation, and, with respect to all Lenders, their collective commitment to fund Channel Finance Participations, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-l or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Closing Date” means the date of the making of the initial Advance (or other extension of Credit) under the Agreement.

“Code” means the New Jersey Uniform Commercial Code, as in effect from time to time.

Schedule 1.1

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by each Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B-1 delivered by the treasurer or other senior financial officer of Administrative Borrower to Agent.

“Computation Period” means a period of twelve fiscal months of Borrower ending on the last day of a fiscal month of Borrower.

“Confidential Information” has the meaning specified therefor in Section 17.10(a) of the Agreement.

“Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, and other technical, administrative or operational matters) that Agent, in consultation with the Administrative Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Investors existing as of the date hereof or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

Schedule 1.1

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For the purpose of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

“Covered Entity” means any of the following:

(i) a ‘covered entity’ as that term is defined in. and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a ‘covered bank’ as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a ‘covered FSI’ as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Currency Exchange Rate” means, with respect to a currency, the rate reasonably determined in good faith by Agent as the spot rate for the purchase of such currency with another currency.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Debt” means, for any period, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money indebtedness, except for the Indebtedness and all indebtedness of a Person which is secured by Inventory and proceeds thereof (excluding Accounts) of a Person and which purchase money indebtedness is subject to an intercreditor or a subordination agreement satisfactory to Agent (c) all direct obligations arising under letters of credit (including standby letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than commercial letters of credit and bankers’ acceptances incurred to support commercial transactions, bid bonds, payment bonds and performance bonds arising in the ordinary course of business), in each case net of the amount of cash collateral securing such obligations, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) obligations in respect of Capital Leases, synthetic lease obligations and other off-balance sheet liabilities, and (f) without duplication, all guarantees with respect to obligations specified in clauses (a) through (e) above of persons or entities other than the Person whose Debt is at issue.

Schedule 1.1

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Administrative Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81,47.2 or 382.1, as applicable.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the Base Rate plus 5%.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Administrative Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 (or such other bank that is located within the United States that has been designated as such, in writing, by Administrative Borrower to Agent).

“Determination Date” has the meaning specified in Section 2.4(f)(i).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower’s Accounts during such period, by (b) Borrower’s billings with respect to Accounts during such period. Dilution shall be calculated in a manner consistent with the calculation thereof by Agent as of the Closing Date and disclosed to Borrower.

Schedule 1.1

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts for each percentage point by which Dilution is in excess of 5%.

“Dollar Equivalent” means, as of any date of determination, (a) as to any amount denominated in Dollars, the amount thereof as of such date of determination, and (b) as to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency in effect on such date of determination.

“Dollars” or “$” means United States dollars.

[****]

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia, and “Domestic Subsidiaries” means the plural thereof.

“Early Opt-in Election” means the occurrence of:

(a) a determination by Wells Fargo that at least five currently outstanding U.S. dollar- denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the Benchmark, a new benchmark interest rate to replace the Benchmark, and

(b) the election by Wells Fargo to declare that an Early Opt-in Election has occurred and the provision by Wells Fargo of written notice of such election to the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Schedule 1.1

“Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date (or 120 days in the case of an Account Debtor which is either (i) the United States or any department, agency or instrumentality of the Unites States, or (ii) any state of the United States);

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

(c) Accounts with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or any Affiliate of Borrower;

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

(e) Accounts that are not payable in Dollars, unless Agent otherwise agrees, in its sole discretion, to include Accounts that are not payable in Dollars as Eligible Accounts; notwithstanding the foregoing, Accounts identified in clause (h), below, shall be Eligible Accounts;

(f) except as provided in clause (h), below, Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof or Canada, Ireland or the United Kingdom or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless Agent shall have obtained such additional documentation as it shall require to perfect and support its Lien by reason of the fact that the Account Debtor maintains its chief executive office, or is organized in a jurisdiction other than the United States and either (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent, or (aa) the Account is otherwise acceptable to Agent in Agent’s sole discretion;

Schedule 1.1

(g) Accounts with respect to which the Account Debtor is a creditor of Borrower or has a right of setoff, including in either case as a result of a customer deposit made by such Account Debtor (with respect to such Account or any other Account) or as a result of future obligations owing by Borrower to such Account Debtor (whether classified as deferred revenue or otherwise), or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, unless such Account Debtor has executed a no-offset letter satisfactory to Agent in its Permitted Discretion;

(h) Accounts with respect to an Account Debtor (other than [****] (each, an “Excluded Account Debtor”, collectively, “Excluded Account Debtors”)) whose total obligations owing to Borrower exceed 20% (such percentage, as applied to any particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; accounts with respect to an Excluded Account Debtor whose total obligations owing to Borrower exceed 100% (such percentage, as applied to any Excluded Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Excluded Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit; provided further, however, that (i) Account Debtors that are not United States persons within the meaning of IRC section 7701(a)(30) total obligations owing to Borrower (such accounts, “Eligible Foreign Accounts”) may not exceed 50% of total Eligible Accounts within the Borrowing Base (the “Total Eligible Foreign Accounts Cap”), and (ii) Eligible Foreign Accounts owed by Account Debtors not located within the Tier 1 and Tier 2 Jurisdictions may not exceed 15% of the Total Eligible Foreign Accounts Cap;

(i) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(j) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;

(k) Accounts that are not subject to a valid and perfected first priority Agent’s Lien, including but not limited to Domestic [****] Accounts;

(l) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(m) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity; or

(n) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

Schedule 1.1

“Eligible Channel Financed Inventory” means Inventory held for sale in the ordinary course of Borrower’s business that (a) qualifies as Eligible Non-Channel Financed Inventory, and (b) satisfies the following additional criteria: (i) the Ineligibility Date with respect to such Inventory has not occurred; (ii) such Inventory is new, unused and in its original packaging which has not been opened; (iii) such Inventory is not discontinued, obsolete, superseded by a newer version or removed from the manufacturer’s price list; (iv) the purchase of such Inventory has been financed with proceeds of Channel Finance Obligations made in accordance with this Agreement or an Approval has been issued by Agent to make a Channel Finance Obligation to finance the purchase or such Inventory; (vi) such Inventory was purchased from an Approved Vendor that has executed and delivered an agreement in form and substance satisfactory to Agent unconditionally obligating such Vendor to repurchase such Inventory from Agent for the invoice cost therefor for cash without offset; and (vii) such Inventory is tracked by Borrower and identified in Borrower’s systems as Channel Financed Inventory from the date it is received by Borrower until such Inventory is sold.

“Eligible Foreign Accounts” has the meaning set forth in the definition of Eligible Accounts.

“Eligible In-Transit Account Debtor” means, initially, Account Debtors [****], provided, however, that Account Debtors permitted hereunder may be revised from time to time by Agent in Agent’s Permitted Discretion by notification to Borrower.

“Eligible Non-Channel Financed Inventory” means Inventory, without duplication of other Eligible Inventory or Gross Eligible In-Transit Inventory, consisting of raw materials, work-in-process, semi-finished goods and finished goods held for sale in the ordinary course of Borrower’s business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible Non-Channel Financed Inventory if:

(a) Borrower does not have good, valid, and marketable title thereto,

(b) Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrower),

(c) it is not located at one of the locations in the United States set forth on Schedule E-1 (or in-transit from one such location to another such location),

(d) it is in-transit to or from a location of Borrower (other than in-transit from one location set forth on Schedule E-1 to another location set forth on Schedule E-1),

Schedule 1.1

(e) it is located on real property leased by Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or Agent has established a Rent Reserve with respect thereto,

(f) it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first priority Agent’s Lien, including, but not limited to Inventory sold to [****] pursuant to the PNC Master Receivables Purchase Agreement; provided that, for avoidance of doubt, commencing on the Effective Date and continuing thereafter, Inventory of [****] shall be Eligible Non-Channel Financed Inventory provided that such Inventory is subject to the Agent’s perfected first priority Lien pursuant to the Security Agreement and provided that such Inventory is otherwise Eligible Non-Channel Financed Inventory,

(h) it consists of goods returned or rejected by Borrower’s customers,

(i) it consists of goods that are obsolete or slow moving, restrictive items, goods that constitute spare parts, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, “seconds”, or Inventory acquired on consignment, or

(j) it is subject to a patent, trademark, copyright or intellectual property licensing arrangement, unless Agent is satisfied that such Inventory can be freely sold by Agent without restriction and without the consent of any Person with rights in such intellectual property (including any licensor) on and after the occurrence of an Event of a Default, notwithstanding such Person’s rights or whether any licensing arrangement has terminated.

“Eligible Inventory” means collectively, Eligible Channel Finance Inventory, Eligible Non- Channel Financed Inventory and Gross Eligible In-Transit Inventory.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, or any predecessors in interest of a Loan Party, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, or any predecessors in interest of a Loan Party.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

Schedule 1.1

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party and whose employees are aggregated with the employees of any Loan Party under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means an amount equal to (a) the lesser of (i) the Total Participation, and (ii) the Borrowing Base minus (b) the sum of (i) the Revolver Advances plus (ii) Letter of Credit usage plus (iii) solely to the extent that are any outstanding Channel Finance Obligations, the amount of such outstanding Channel Finance Obligations.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means (a) Deposit Accounts and Securities Accounts with an or an aggregate Dollar Equivalent on deposit therein of not more than $50,000 at any one time, (b) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for a Loan Party’s employees, and (c) the following Deposit Accounts: [****].

“Excluded Account Debtor” has the meaning set forth in the definition of Eligible Accounts.

“Excluded Hedge Obligations” means, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or

Schedule 1.1

order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Facility Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolver Advances (including Swing Loans), plus (b) the amount of the Letter of Credit Usage, plus (c) the amount of outstanding Channel Finance Obligations.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means collectively, the Agent Fee Letter, the Lender Fee Letter, the Fifth Amendment Agent Fee letter, and the Fifth Amendment Lender Fee Letter.

“Fifth Amendment Effective Date” means _______________, 2025.

“Fifth Amendment Agent Fee Letter” means that certain fee letter, dated as of the Fifth Amendment Effective Date, between Borrower and Agent.

“Fifth Amendment Lender Fee Letter” means that certain fee letter, dated as of the Fifth Amendment Effective Date, between Borrower and Agent.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, and (c) the National Flood Insurance Reform Act of 1994, each as amended and together with any successor law of such type.

“Floor” means a rate of interest equal to 0%.

“FOB Destination” has the meaning set forth in the Incoterms published by the International Chamber of Commerce from time to time.

“Foreign Collection Accounts” means those deposit accounts owned by the Borrower outside of the United States which Agent, in its discretion, has requested the Borrower to seek the equivalent of a perfected security interest over certain account(s) using its commercially reasonable efforts.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

Schedule 1.1

“Foreign Subsidiary” means any direct or indirect Subsidiary of a Borrower which is not a Domestic Subsidiary.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Gross Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, (i) Inventory that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents and is otherwise acceptable to Agent in Agent’s Permitted Discretion, and (ii) In-Transit Inventory:

(a) for which the purchase order is in the name of Borrower and title and risk of loss has passed to Borrower from Borrower’s vendor;

(b) for which an Acceptable Document of Title has been issued, and in each case as to which the Agent has control (as defined in the UCC) over such documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement) (with respect to In-Transit Inventory from outside of the United States);

(c) for which the Account Debtor purchasing such In-Transit Inventory from Borrower is an Eligible In-Transit Account Debtor;

(d) has been designated FOB Destination; and

(e) which otherwise would constitute Eligible Inventory; provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Gross Eligible In-Transit Inventory” in the event Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of Agent to realize upon such Inventory.

Schedule 1.1

“Gross Liquidation Percentage” means the percentage of the book value of Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory, such percentage to be as determined from time to time by an appraisal company selected by Agent in its sole discretion. Gross Liquidation Percentage shall be calculated separately for different categories of Inventory.

“Guarantors” means (a) Parent, (b) each Subsidiary of Borrower (other than any Subsidiary that is not required to become a Guarantor pursuant to Section 5.11), and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.

“Guaranty” means a continuing guaranty, executed and delivered by a Person in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers, but specifically excluding Excluded Hedge Obligations.

“Hedge Provider” means any Lender, Wells Fargo or any of their respective Affiliates.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Increased Reporting Event” means if at any time Excess Availability is less than the greater of (a) 15% of the Line Cap, and (b) $75,000,000, in each case, for three (3) consecutive Business Days.

“Increased Reporting Period” means the period commencing after the continuance of an Increased Reporting Event and continuing until the date when no Increased Reporting Event has occurred for 15 consecutive days.

Schedule 1.1

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Ineligibility Date” means, with respect to any Channel Financed Inventory, the 180th day after the earlier of the date such Inventory was shipped to Borrower and the date of the Invoice applicable to such Inventory.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or other bankruptcy or insolvency law, assignment for the benefit of creditors, formal or informal moratorium, composition, extension generally with creditors, or proceeding seeking reorganization, arrangement, or other similar relief.

“Interest Bearing Channel Finance Obligations” means Post-Default Channel Finance Obligations and Channel Finance Obligations outstanding after the applicable Payment Due Date.

“In-Transit Inventory” means Inventory located outside of the United States or in transit within or outside of the United States purchased by the Borrower or any Subsidiary Guarantor from vendors and suppliers that has not yet been received by Borrower or an Eligible In-Transit Account Debtor.

“Inventory” means inventory (as that term is defined in the Code).

Schedule 1.1

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Invoice” means, with respect to an Approval, the invoice issued by an Approved Vendor for the purchase of Inventory subject to such Approval.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFCF or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.12 of the Agreement and the Issuing Lender shall be a Lender.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among Borrower, Lenders with a Revolver Participation, and Agent.

“Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Loan Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent

Schedule 1.1

of the fees and charges (and up to the amount of any limitation) contained in the Agreement, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (j) to the extent not otherwise included in the foregoing, the costs and expenses described in, and otherwise contemplated by, Section 5.16 hereof.

“Lender Group Representatives” has the meaning specified therefor in Section 17.10 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Participation in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.7(b) of the Agreement.

Schedule 1.1

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Line Cap” means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount, and (b) the Borrowing Base as of such date of determination.

“Liquidation Expenses” means fixed and variable liquidation expenses as determined from time to time by an appraisal company selected by Agent in its sole discretion.

“Loan Account” has the meaning specified therefor in Section 2.12 of the Agreement.

“Loan Documents” means the Agreement, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Guaranty, the Letters of Credit, the Mortgages, the Security Agreement, the Fee Letters, the any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by any Loan Party and any member of the Lender Group in connection with the Agreement.

“Loan Party” means Borrower or any Guarantor (other than Parent).

“Lock Box Accounts” has the meaning set forth in Section 5.16(a).

“Lock Box Account Agreement” has the meaning set forth in Section 5.16(a).

“Manufacturing Business” has the meaning set forth in the definition of Transition Agreements.

“Manufacturing Business Sale” means the sale of all of the outstanding equity interests in ZT Group in connection with the sale of the Manufacturing Business.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of a Loan Party’s ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Loan Party.

Schedule 1.1

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person is a party involving aggregate Dollar Equivalent consideration payable to or by such Person during the preceding four fiscal quarters most recently completed in excess of 10% of the total revenue of Loan Parties for the preceding four fiscal quarters most recently completed (other than purchase orders and other than contracts and agreements that by their terms may be terminated by such Person or the contract counterparty upon less than 60 days’ notice), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maximum Channel Finance Obligation Amount” means $641,666,666.67.

“Maximum Revolver Amount” means $641,666,666.67.

[****]

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Net Income” means, for any period, net earnings (or net loss) after taxes of the Borrower and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

“Obligations” means (a) all loans (including the Advances (inclusive of Protective Advances, Swing Loans and Post-Default Channel Finance Obligations)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), Borrower’s obligation to pay Agent in respect of Channel Finance Obligations, premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

Schedule 1.1

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Opt-Out Lender” has the meaning set forth in Section 3.3(b).

“Opt-Out Termination Date” has the meaning set forth in Section 3.3(b).

“Original Credit Agreement” has the meaning set forth in the introductory paragraph.

“Originating Lender” has the meaning specified therefor I n Section 13.1(e) of the Agreement.

“Overadvance” has the meaning specified therefor in Section 2.6 of the Agreement.

“Parent” means AMD.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Participation” means, with respect to each Lender, its Revolver Participation, Channel Finance Participation or its Total Participation, as the context requires, and as to all Lenders, their Revolver Participations, Channel Finance Participations or their Total Participations, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payment Due Date” means, with respect to a Channel Finance Obligation, the date set forth in the applicable Transaction Statement as the payment due date on which Borrower is obligated to repay any Channel Finance Obligation made in respect of such Channel Finance Obligation (or if no Channel Finance Obligation has been made, the payment due date on which Borrower is obligated to pay Agent for the applicable Channel Finance Obligations); provided, that notwithstanding the foregoing, if this Agreement is terminated or the Obligations otherwise become due and payable pursuant to this Agreement prior to such date, the Payment Due Date with respect to such Channel Finance Obligation shall be the earlier of the date this Agreement is terminated or the date the Obligations become due and payable pursuant to this Agreement.

Schedule 1.1

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Participations of the Lenders are terminated.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Funding Rules” means the rules of the IRC and ERISA regarding minimum required contributions (including any installment payment thereof) to Benefit Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the IRC and Section 302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 of the IRC and Sections 302 and 303 of ERISA.

“Permitted Design Business Transfers” means:

(a) the distribution, transfer, assignment, or conveyance from ZT Group to AMD Design of certain of ZT Group’s assets relating to [***] in an aggregate amount not to exceed $5,000,000 in any fiscal year of Borrower; and

(b) the distribution, transfer, assignment, or conveyance from ZT Group to AMD Design of certain of ZT Group’s assets relating to [***] in excess of the amount set forth in the foregoing clause (a), provided, that, in the event that any such distribution, transfer, assignment, or conveyance pursuant to this clause (b) includes any assets that are included in the Borrowing Base, then (i) such distribution, transfer, assignment, or conveyance shall only be permitted to the extent that, before and after giving effect to such distribution, transfer, assignment of conveyance, no Overadvance shall exist and (ii) prior to the consummation of such distribution, transfer, assignment, or conveyance, Borrower shall deliver to Agent an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the Borrowing Base.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete, or in the ordinary course of business,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

Schedule 1.1

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of any Loan Party in the ordinary course of business,

(j) the sale or issuance of Stock (other than Prohibited Preferred Stock) of any Loan Party,

(k) the lapse of registered patents, trademarks and other intellectual property of any Loan Party to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,

(l) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,

(m) the making of a Permitted Investment,

(n) dispositions of assets (other than Accounts, intellectual property, licenses, Stock of Subsidiaries of a Loan Party, or Material Contracts) not otherwise permitted in clauses (a) through (n) above so long as made at fair market value and the aggregate Dollar Equivalent fair market value of all assets disposed of in all such dispositions since the Effective Date (including the proposed disposition) would not exceed $250,000,

(o) any disposition of Domestic [***] Accounts and assets related thereto pursuant to the PNC Master Receivables Purchase Agreement; and

(p) Permitted Design Business Transfers.

“Permitted Indebtedness” means

(a) Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

Schedule 1.1

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of a Loan Party, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to a Loan Party, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(h) the incurrence by a Loan Party of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes,

(i) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,

(j) unsecured Indebtedness of a Loan Party owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Loan Party of the Stock of such Loan Party that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate Dollar Equivalent of all such Indebtedness outstanding at any one time does not exceed $250,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(k) unsecured Indebtedness of Loan Parties, which in the aggregate does not exceed $10,000,000 at any one time outstanding, so long as such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(l) Indebtedness composing Permitted Investments, and

(m) without duplication of the provisions of clause (n) in the definition of Permitted Investments, Indebtedness in the form of loans by a Loan Party to a direct or indirect Subsidiary of a Loan Party so long as the aggregate amount of all such loans referred to in this clause (m) does not exceed the Permitted Loan Party Investment Basket or the Permitted Investment Basket for a Person that is not a Loan Party, as applicable, at any time outstanding so long as, at the time of such Indebtedness, both immediately before and after giving effect to such Indebtedness, no Event of Default has occurred and is continuing.

Schedule 1.1

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party effected in the ordinary course of business or owing to any Loan Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party,

(e) Investments owned by any Loan Party on the Effective Date and set forth on Schedule P-1,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(h) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(i) non-cash loans to employees, officers, and directors of a Loan Party for the purpose of purchasing Stock in such Loan Party so long as the proceeds of such loans are used in their entirety to purchase such stock in such Loan Party,

(j) loans and advances to employees, directors and officers of Loan Parties in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for Loan Parties on a consolidated basis not to exceed $250,000 at any one time outstanding,

(k) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(l) [***],

(m) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate Dollar Equivalent not to exceed the sum of $1,000,000,

Schedule 1.1

(n) without duplication of the provisions of clause (m) in the definition of Permitted Indebtedness, Investments in direct or indirect Subsidiaries of a Loan Party in an aggregate amount not to exceed the Permitted Loan Party Investment Basket or the Permitted Investment Basket for a Person that is not a Loan Party, as applicable, at any time outstanding so long as, at the time of such Indebtedness, both immediately before and after giving effect to such

Indebtedness, no Event of Default has occurred and is continuing, and

(o) Permitted Parent Intercompany Loans.

“Permitted Investment Basket for a Person that is Not a Loan Party” means an aggregate amount from the Effective Date not to exceed $10,000,000 if the Investment is in a Person that is not a Loan Party whether the Investment is being made by a Loan Party or by a direct or indirect Subsidiary of a Loan Party that is not a Loan Party.

“Permitted Investors” means any Persons who are equityholders of Borrower on the Effective Date or who become such equityholders after the Effective Date and are approved by Agent. For the avoidance of doubt, AMD shall be a Permitted Investor upon the consummation of the AMD Acquisition.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Effective Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, repairmen, workmen, or suppliers, or other like Liens, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums that have not been delinquent for a period of more than 30 days, or (ii) are the subject of Permitted Protests,

Schedule 1.1

(h) Liens on amounts pledged or deposited to secure a Loan Party’s obligations in connection with worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited to secure a Loan Party’s obligations in connection with the making or entering into of bids, tenders, trade contracts (other than for borrowed money), government contracts, statutory obligations, leases and other obligations of a like nature in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure a Loan Party’s reimbursement obligations with respect to surety, stay, customs, appeal, performance and return of money bonds and bonds of a like nature, in connection with obtaining such bonds in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000,

(r) Liens in favor of PNC Bank, National Association as purchaser of the Accounts of [***] as set forth in Section 5 of the PNC Master Receivables Purchase Agreement as in effect on the Fifth Amendment Effective Date, granted solely if, notwithstanding the intentions of the parties to the PNC Master Receivables Purchase Agreement to effect a sale, the transactions contemplated by PNC Master Receivables Purchase Agreement are recharacterized as a secured loan by any relevant Government Authority (as defined therein); provided that any Lien (as defined herein) granted under or arising under the terms of the PNC Master Receivables Purchase Agreement shall not be permitted to the extent that it encumbers any assets constituting Collateral under the terms of this Agreement at such time; provided further, that upon any termination of the PNC Master Receivables Purchase Agreement, Liens (as defined herein) in favor of any party other than Liens granted to the Agent for the benefit of the Lenders with respect to the Domestic [***] Accounts shall not be Permitted Liens except to the extent Liens in favor of PNC Bank, National Association thereunder survive any such termination; and

Schedule 1.1

(s) Liens in favor of [***]

“Permitted Loan Party Investment Basket” means (a) an unlimited amount if the Investment is by a Loan Party in another Loan Party that is a Domestic Subsidiary, and (b) an aggregate amount from the Effective Date not to exceed $60,000,000 if the Investment is by a Loan Party in a Foreign Subsidiary that is subject to a pledge of the outstanding equity or other ownership interests of such Foreign Subsidiary which may be limited to 65% of the voting power of all classes of equity or other ownership interest of such Foreign Subsidiary entitled to vote, if a pledge in excess of 65% could reasonably be expected to cause an adverse tax consequence to the pledging Loan Party.

“Permitted Parent Intercompany Loans” means intercompany loans and Investments made solely by and between Parent and ZT Group, provided, that, the Restricted Junior Payment/Intercompany Loans Payment Conditions are satisfied before and after giving effect to any such intercompany loan or Investment.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by a Loan Party that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of a Loan Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Effective Date in an aggregate Dollar Equivalent principal amount outstanding at any one time not in excess of $10,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“PNC Master Receivables Purchase Agreement” means that certain Master Receivables Purchase Agreement dated as of April 21, 2017, between PNC Bank, National Association, as successor by assignment from BBVA USA, as purchaser and ZT Group, as Seller (as amended, supplemented or otherwise modified from time to time).

Schedule 1.1

“Post-Default Channel Finance Obligation” shall have the meaning specified therefor in Section 2.3(b).

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Pre-Termination Notice” has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Termination Date, or, on or before the date that is less than 1 year after the Termination Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Participations being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Participation, by (z) the aggregate Revolver Participations of all Lenders, and (ii) from and after the time that the Revolver Participations have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, Reimbursement Undertakings and Channel Finance Obligations, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Participations being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Participation, by (z) the aggregate Revolver Participations of all Lenders, and (ii) from and after the time that the Revolver Participations have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit and/or Channel Finance Obligations remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Participations had not been terminated or reduced to zero and based upon the Revolver Participations as they existed immediately prior to their termination or reduction to zero,

Schedule 1.1

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.9 of the Agreement), (i) prior to the Participations being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Participations, by (z) the aggregate amount of Participations of all Lenders, and (ii) from and after the time that the Participations have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit or Channel Finance Obligations remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Participations had not been terminated or reduced to zero and based upon the Participations as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” has the meaning specified therefor in Section 2.4(d)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by a Loan Party and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by a Loan Party.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded participations with respect thereto,

Schedule 1.1

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially more adverse, burdensome or restrictive to the interests of the Lenders than the Indebtedness refinanced thereby,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Reimbursement Undertaking” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Rent Reserve” means, with respect to any location leased by a Loan Party at which any Eligible Inventory is located, a reserve in the amount equal to (a) the sum of all rental payments (including, without duplication, any additional rent) scheduled to come due in the next 3 months for such location (or if applicable law provides that the landlord would have a Lien (with priority over Agent’s Lien) to secure past due rent for a longer period, all rental payments (including additional rent) scheduled to come due during such longer period), plus (b) any past due rent for such location.

“Replacement Lender” has the meaning specified therefor in Section 2.14(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.18 of the Agreement.

Schedule 1.1

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by a Loan Party (including any payment in connection with any merger or consolidation involving a Loan Party) or to the direct or indirect holders of Stock issued by Borrower in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by a Loan Party), or (b) a payment or distribution under a management arrangement or tax sharing agreement, or (c) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving a Loan Party) any Stock issued by a Loan Party.

“Restricted Junior Payment/Intercompany Loans Payment Conditions” means, as of the date of any payment as to which satisfaction of the Restricted Junior Payment/Intercompany Loans Payment Conditions applies and after giving effect thereto, none of the following Events of Default exist or would be continuing: (a) an Event of Default under Section 8.1 solely with respect to the failure to pay any portion of the Obligations consisting of principal and interest when due and payable, (b) an Event of Default under Sections 8.4 or 8.5, or (c) an Event of Default under Section 8.7(a) (with respect to the specified breaches of the AMD Credit Agreement set forth therein).

“Revolver Advances” has the meaning specified therefor in Section 2.2(a) of the Agreement.

“Revolver Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Revolver Advances under Section 2.2 of the Agreement (after giving effect to all then outstanding Obligations, inclusive of Bank Product Reserves).

“Revolver Participation” means, with respect to each Lender, the commitment of such Lender to fund its Revolver Participation, and, with respect to all Lenders, their collective commitment to fund Revolver Participations, in each case, as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-l or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

Schedule 1.1

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Amendment Effective Date” means January 20, 2023.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and Guarantors (other than Parent) to Agent.

“Settlement” has the meaning specified therefor in Section 2.4(f)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.4(f)(i) of the Agreement.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means each portion of a Revolver Advance that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

Schedule 1.1

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Debt” means liabilities subordinated to the Borrower’s obligations to the Lender Group in a manner acceptable to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFCF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.4(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.4(b) of the Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any taxes, levies, imposts, duties, fees, assessments or other charges imposed on or measured by the net income or net profits of any Lender or any Participant (including any branch profits taxes or similar taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) (A) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof), (B) in which such Lender’s or such Participant’s principal office is located or in which its applicable lending office is located, or (C) with which a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax exists (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes, levies, imposts, duties, fees, assessments or other charges resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c), (d), (f) or (h) of the Agreement; (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and

Schedule 1.1

(B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority; and (iv) any United States federal withholding taxes required to be imposed on amounts payable to a Lender or a Participant pursuant to Section 1471 or Section 1472 of the IRC (or any successor provision thereto).

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Termination Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Term SOFR” means, for any day, the Term SOFR Reference Rate as such rate is published by the Term SOFR Administrator, as determined on the day that is two (2) U.S. Government Securities Business Days prior to first day of each calendar month (such day, the “Periodic Term SOFR Determination Day”); provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR for a tenor of one (1) month.

“Tier 1 and Tier 2 Jurisdictions” means those jurisdictions identified hereto on Schedule 6.7 (provided, for avoidance of doubt, Canada, Ireland, and the United Kingdom are considered “domestic” jurisdictions) and any other jurisdiction agreed to by the Agent from time to time, upon request by Borrower to the Agent.

“Total Eligible Foreign Accounts Cap” has the meaning set forth in the definition of Eligible Accounts.

Schedule 1.1

“Total Participation” means, with respect to each Lender, the commitment of such Lender to fund its Total Participation, and, with respect to all Lenders, their collective commitment to fund Total Participations, in each case, as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-l or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Transaction Statement” means, with respect to a Channel Finance Obligation, the transaction statement which is sent, or otherwise made available, by WFCF to Borrower upon the financing of each item of Financed Inventory identifying the item of Channel Financed Inventory and the Payment Due Date. Each Transaction Statement shall be incorporated into this Agreement by reference.

“Transition Agreements” [***].

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Underlying Issuer” means Wells Fargo or one of its Affiliates.

“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Prime Rate” means or any calendar month, an interest rate (calculated on a 360-day year basis as set forth herein) equal to the highest “prime rate” as published in the “Money Rates” column of The Wall Street Journal on the first Business Day of such month (provided that if any such rate is below 0.00%, the U.S. Prime Rate shall be deemed to be 0.00%); if for any reason such rate is no longer published in the Wall Street Journal, the Agent shall select such replacement index as WFCF in its sole discretion determines most closely approximates such rate.

Schedule 1.1

“Variscale” means Variscale Services & Engineering, Inc., a Delaware corporation.

“Vendor” means a Vendor of Channel Financed Inventory to Borrower.

“Vendor Agreement” means an agreement between Agent and a Vendor for the financing of Channel Financed Inventory.

“Vendor Credits” means all of Borrower’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Borrower from a Vendor.

“Vender Termination” has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“ZT Group” has the meaning specified therefor in the preamble to the Agreement.

“ZT India Cash Management Service Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party or any affiliate of a Loan Party to any ZT India Cash Management Service Providers pursuant to or evidenced by any agreement then in effect by and among the applicable Loan Party (and Loan Party affiliates) and any applicable ZT India Cash Management Service Providers, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that Agent or any Lender is obligated to pay to a ZT India Cash Management Service Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a ZT India Cash Management Service Provider with respect to the Cash Management Services provided by such ZT India Cash Management Service Provider to a Loan Party or Loan Party affiliate.

“ZT India Cash Management Service Providers” means the India Branch of Bank of America, N.A. acting through its Mumbai branch and its affiliates.

Schedule 1.1